Exhibit 1.01

Execution Copy

ASSET PURCHASE AGREEMENT,

dated as of May 10, 2021,

between

DESIGN SPACE MODULAR BUILDINGS PNW, LP,

as the Seller,

and

MCGRATH RENTCORP,

as the Buyer

i

ii

Annexes and Exhibits:

Annex A	Approved Fleet CapEx Amount
Annex B	Working Capital Principles

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Assignment of Intellectual Property
Exhibit D	Amended & Restated Escrow Agreement
Exhibit E	Non-Competition, Non-Disclosure and Non-Solicitation Agreement

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of May 10, 2021 (this “Agreement”), is entered into by and between Design Space Modular Buildings PNW, LP, a Nevada limited partnership (the “Seller”), and McGrath RentCorp, a California corporation (the “Buyer”). The Seller and the Buyer are sometimes referred to herein individually as “Party” and collectively as the “Parties”.

WHEREAS, the Seller is engaged in the business of (a) leasing, renting, selling, designing, and refurbishing modular buildings, modular structures, mobile structures, office space and trailers, blast resistant modules, storage units and modified shipping containers, (b) modular buildings construction solutions, including project management services related to the quoting, construction and installation of modular buildings and related site work, modular structures, mobile structures, office space and trailers, blast resistant modules, storage units and modified shipping containers and (c) related complimentary products and services (such business, together with all other businesses, operations and activities of the Seller incident thereto, collectively, the “Business”);

WHEREAS, the Seller is the sole-owner of all of the interests in the Acquired Assets;

WHEREAS, prior to the date hereof, the partners of the Seller have validly and legally approved the entry into this Agreement and the transactions contemplated hereby in accordance with the Seller’s Organizational Documents (the “Seller Requisite Approval”);

WHEREAS, prior to the date hereof, the Board of Directors of the Buyer has validly and legally approved the entry into this Agreement and the transactions contemplated hereby in accordance with the Buyer’s Organizational Documents; and

WHEREAS, the Seller desires to sell, transfer, convey, assign and deliver to the Buyer, or cause to be sold, transferred, conveyed, assigned and delivered to the Buyer, free and clear of all Liens (other than Permitted Liens), all of the Acquired Assets, and the Buyer desires to purchase, accept, buy and acquire from the Seller, free and clear of all Liens (other than Permitted Liens), all of the Acquired Assets and assume only the Assumed Liabilities, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

“Adjustment Escrow Account” means the account designated as the “Adjustment Escrow Account” maintained by the Escrow Agent pursuant to the Escrow Agreement and this Agreement.

“Adjustment Escrow Amount” means $5,000,000.

“Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by Contract or otherwise.

“Antitrust Laws” means the HSR Act or any other Law designed to prohibit, restrain or restrict actions undertaken for the purpose or effect of monopolization or restraint of trade.

“Approved Fleet CapEx Amount” means the aggregate amount of capital expenditures spent by the Seller with respect to the Units acquired during the period between November 30, 2020 and the day immediately preceding the Closing Date, in each case in accordance with and subject to the provisions set forth on Annex A.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed or otherwise unable to open in Alameda County, California.

“Business Employee” means any employee, officer, director or individual independent contractor of the Seller Group whose regular employment duties or responsibilities are exclusively dedicated or related to the Business.

“CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748) and any administrative or other guidance published with respect thereto by any Governmental Authority (including Internal Revenue Service Notices 2020-22 and 2020-65) and other Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent Law issued prior to the Closing intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133.

“Cash” means, in each case to the extent not an Acquired Asset, all cash and cash equivalents, (including marketable securities, short term investments and bank notes) of the Seller as of the Closing Date, but without giving effect to the transactions occurring at Closing, including cash, checks and other wire transfers and drafts received, deposited or available for the account of Seller prior to such date (to the extent of a dollar-for-dollar reduction of accounts receivable in the calculation of Net Working Capital) but less any checks, money orders, or similar instruments of or issued by such Person prior to the Closing Date but not yet cleared, in each case as determined in accordance with GAAP.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Claim” means any demand, refund, cause of action, choses in action, rights of recovery, rights of recoupment and rights of setoff, claim, suit, directive, investigation, action or Order that is asserted or arises in a Legal Proceeding or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Activity” means, directly or indirectly (or having any interest in, or performing any services for, any Person directly or indirectly): (a) engaging in the leasing or rental of Units, (b) the sale of interim and permanent Units to a business intending to rent interim and permanent Units, (c) advising, designing, engineering, or delivering interim and permanent Unit facilities, (d) diverting or attempting to divert from the Buyer or any of its Subsidiaries any business similar to the Business or conducted with the Acquired Assets or assets similar to the Acquired Assets following the Closing of any kind in which they are engaged, including the solicitation of or interference with any employees, suppliers, contractors, or customers or (e) engaging in any other activities prohibited by the Non-Competition, Non-Disclosure and Non-Solicitation Agreement, in each case in North America; provided, however, “Competitive Activity” does not include any actions taken by Space Investment Partners, L.P. with respect only to the financing lease portfolio managed by such Person as of the date of this Agreement and set forth on Section 2.2(k) of the Disclosure Schedule or any future financing lease portfolio activities of such Person with other Persons not related to the Business in any manner.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Seller or its Affiliates, in the performance of duties arising from, relating to or in connection with the Acquired Assets or the Business, other than information relating solely to the Excluded Assets, including: (a) internal business information of the Business, including information relating to products or services, designs, analyses, drawings, photographs, reports, and computer Software (including operating systems, applications and program listings), flow charts, manuals, documentations, data bases, business methods, inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, strategic plans and practices, business, accounting, financial or marketing plans, fees, costs and pricing structures, financial statements, profit and loss statements, budgets and forecasts, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods, (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Business, client lists, clients, customers and suppliers, (c) any confidential or proprietary information of any third Person that the Seller or its Affiliates has an obligation to maintain confidentiality of, or use only for certain limited purposes, (d) industry research compiled by, or on behalf of the Seller or its Affiliates, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Seller or its Affiliates, (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto, (f) information related to the Seller Intellectual Property and (g) all similar related business, financial, technical and other information in whatever form; provided, that “Confidential Information” shall not include any information that (x) is or becomes available or known to the public other than as a result of the acts or omissions of the Seller, its Affiliates and/or their respective representatives, (y) the Seller can reasonably demonstrate is lawfully obtained on a non-confidential basis from a third Person who, to the actual knowledge of Paul McShane or Tony Esernia, is under no obligation to maintain the confidentiality of such information, or (z) the Seller can reasonably demonstrate was independently developed after the Closing by the Seller, its Affiliates and/or their respective representatives without use of the Confidential Information.

“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated as of January 14, 2021, between the Seller and the Buyer.

“Consent” means any consent, approval or authorization required to be obtained from any Person, including any Governmental Authority, or under any Law.

“Contract” means any written, oral, implied or other contract, agreement, license, sublicense, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, commitment, insurance policy or similar arrangement (including any amendments or modifications thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any Law, Order, directive, pronouncement or guideline issued by a Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, changes to business operations, “quarantining,” “sheltering-in-place,” curfews, workforce reductions, social distancing, shut downs, closures, sequesters or any other restrictions that relate to, or arise out of, COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“COVID-19 Tax Measure” means any Tax law enacted by any Governmental Authority in response to COVID-19, including (without limitation) the CARES Act and any COVID-19 Measures related to Taxes.

“Deposit” means the aggregate amount deposited by the Buyer into escrow with the Escrow Agent prior to the Closing Date in accordance with the Escrow Agreement among Buyer, Seller, and the Escrow Agent, dated as of March 3, 2021, which shall be comprised of, for the avoidance of doubt, (a) the initial deposit of $2,000,000 made on March 3, 2021 and (b) an additional deposit of $3,000,000 to be made within one (1) Business Day of the date hereof.

“Disclosure Schedules” means the disclosure schedules delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (a) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar Laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory Contracts generally; and (b) applicable Law limiting the enforcement of provisions providing for the indemnification of any Person.

“Environmental Laws” means any Laws or Orders in effect as of or prior to the Closing Date relating to human and worker health and safety (to the extent related to exposure to Hazardous Substances), pollution or protection of the environment or natural resources, or regarding the manufacture, distribution, use, handling, transportation, treatment, storage or disposal of, or exposure to, any Hazardous Substances.

“Equipment” means all furniture, trade fixtures, equipment, computers, machinery, apparatus, appliances, implements, signage, Vehicles, supplies and all other tangible personal property of every kind and description owned by the Seller and used or held for use in the Business, other than such Equipment included in the Excluded Assets.

“Equity Interests” means (a) with respect to any corporation, all shares, interests (including voting interests), participations or other equivalents of capital stock of such corporation, however designated, and (b) with respect to any partnership or limited liability company, all partnership or limited liability company interests, units, participations or equivalents (including voting interests) of partnership or limited liability company interests of such partnership or limited liability company, however designated.

“ERISA Affiliate” means a Person which is or was at any relevant time (i) a member of a controlled group of corporations with the Seller or any of its Subsidiaries within the meaning of Section 414(b) of the Code, or (ii) a trade or business under common control with the Seller or any of its Subsidiaries within the meaning of Section 414(c) of the Code, or (iii) treated as a single employer with the Seller or any of its Subsidiaries under Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Amount” means the sum of the (i) Adjustment Escrow Amount, plus (ii) the Indemnity Escrow Amount.

“Excluded Taxes” means (a) any Taxes imposed on or relating to the Business, the Acquired Assets, or the Assumed Liabilities, in each case with respect to any Pre-Closing Period; (b) any Taxes of the Seller Group (or any predecessor, successor, or beneficial owner of any such Person of the Seller Group) for any taxable period to the extent not related to the Business, the Acquired Assets, or the Assumed Liabilities; (c) any withholding Taxes properly attributable to the Seller Group for which the Buyer or any of its Affiliates is responsible as a withholding agent with respect to any payment of consideration required to be made pursuant to this Agreement; (d) all unpaid Taxes related to payments or events occurring on or prior to the Closing that were deferred under any COVID Tax Measure; and (e) any Apportioned Obligations that are properly attributed to Seller pursuant to Section 8.1.

“Flow of Funds” means a schedule setting forth the sources, uses, and directions for the payment of funds used to satisfy the Purchase Price, Adjustment Escrow Amount, Indemnity Escrow Amount and all other financial obligations arising under this Agreement and the other Transaction Agreements with respect to the completion of the Transaction.

“Fraud” means, with respect to any Party, an actual, intentional and willful breach by such Party with respect to the making of the representations and warranties pursuant to this Agreement or any document or certificate delivered hereunder, with the express intent or knowledge that another Person may rely on such representations and warranties, certificate or document, coupled with such other Person’s detrimental reliance on such representations and warranties, certificate or document under circumstances that constitute common law fraud under the laws of the State of California.

“Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization; Power and Authority), Section 5.2 (Authorization; Execution and Validity), Section 5.3 (Subsidiaries; Investments), Section 5.4(a) (Absence of Conflicts; Organizational Documents), Section 5.21 (Fees) and Section 5.22 (Solvency).

“GAAP” means United States generally accepted accounting principles, consistently applied, in effect as of the date of the financial statements to which it refers.

“Governmental Authority” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); (d) multinational organization or body; or (e) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature

“Hazardous Substances” means any toxic or hazardous material, substance, chemical, pollutant, or waste as those terms are defined by any Environmental Law, or any other substance, material or waste declared, regulated, classified or defined, or for which standards of conduct or Liability may be imposed, under or pursuant to any Environmental Law, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radiation, lead, noise, odor, silica, and toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, with respect to a Person, all Liabilities and obligations of such Person (i) for borrowed money (including all accrued and unpaid interest and all prepayment penalties or premiums or make-whole payment in respect thereof) or issued in substitution for or exchange of indebtedness for borrowed money, (ii) for any long-term or short-term indebtedness evidenced by notes, debentures, bonds or similar instruments (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (iii) under any conditional sale, title retention or similar arrangement, or with respect to any deferred purchase price of any assets, properties or other rights or services (but excluding trade accounts payable arising in the Ordinary Course of Business); (iv) to reimburse any obligor on any letter of credit or similar credit transaction securing obligations of any Person, to the extent such letter of credit or similar obligation has been drawn (with respect to Indebtedness of the Seller of this type, in each case calculated to include the maximum amount that the Seller Group would be required to pay if drawn), including any banker’s acceptance, surety bond or performance bond; (v) to pay rent or other amounts under any lease of real or personal property that is required to be classified or accounted for as a finance lease or capital lease in accordance with GAAP; (vi) constituting a guarantee of any Indebtedness or obligations of any other Persons of the type described in the foregoing clauses (i) through (v); and (vii) any Indebtedness or obligation of the type described in the foregoing clauses (i) through (vi) of any other Person, secured by a Lien on any of such Person’s assets, rights or other properties. For purposes of clarification, “Indebtedness” does not include any Closing Transaction Expenses or any item included as part of Net Working Capital.

“Indemnified Party” means a Seller Indemnified Party or a Buyer Indemnified Party.

“Indemnifying Party” means (a) the Buyer, in the event a Seller Indemnified Party is entitled to indemnification under the terms of this Agreement or (b) the Seller, in the event a Buyer Indemnified Party is entitled to indemnification under the terms of this Agreement.

“Indemnity Escrow Account” means the account designated as the “Indemnity Escrow Account” maintained by the Escrow Agent pursuant to the Escrow Agreement and this Agreement.

“Indemnity Escrow Amount” means $2,000,000.

“Intellectual Property” means any and all intellectual property rights and similar proprietary rights, whether protected, created or arising under any Law, Contract, license or otherwise, in any jurisdiction throughout the world, including any and all: (a) patents (including patent applications), patent disclosures and inventions, including all continuations, divisional, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexamination and extensions; (b) works of authorship, copyrights and copyrightable subject matter, all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (c) Trademarks, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (d) confidential and proprietary information, including trade secrets, know-how, confidential business information, including all invention disclosures, methodologies, methods, procedures and processes, programs, marketing materials, and technology, and all recordings, graphs, reports, analyses and other writings or tangible embodiments of the foregoing; (e) all e-mail addresses and internet domain names; (f) algorithms, application programming interfaces, apparatus design and/or specifications, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), methods, network configurations and architectures, processes, protocols, schematics, specifications, Software, subroutines, techniques, user interfaces, web sites and works of authorship (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries); and (g) registrations and applications for registration of each of the foregoing.

“Inventory” means all inventory of any kind or nature, whether or not prepaid, and wherever located (including leased and consignment inventory) held, leased, rented or owned by any Person of the Seller Group in connection with the Business, including all raw materials, work in process, semi-finished and finished products.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all Acquired Assets, whether owned, used, licensed or leased, that are computers, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology assets, including all documentation related to the foregoing; provided, however, that IT Assets shall not include any of the foregoing asset types (including @designspacemod.com email addresses and the emails associated therewith of the Seller Group) used in the office of the Seller’s President and VP of Finance, whether used before, during or after the consummation of the transactions contemplated by this Agreement; provided, further, that all email and other correspondence between or among Seller Group or its Representatives prior to the Closing primarily related to the consummation of the Transaction or the sales process associated therewith (e.g., reaching out to potential bidders or buyers or negotiation of Transaction structure and preparation of definitive documentation) shall be specifically excluded from IT Assets.

“Jurupa Avenue Lease” means that certain Lease, dated as of February 1, 2014, by and between Seller and Gaylor W. Singletary, Inc. for the premises located at 264 W. Jurupa Avenue, Bloomington, California 92316.

“Law” means any domestic and foreign federal, state, provincial, local, municipal, foreign or other law, act, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any action, suit, claim, charge, complaint, arbitration, inquiry, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Liability” means any Indebtedness, duty, liability, guarantee, assurance, commitment or obligation, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising under any Law, Legal Proceeding, Order, or any Contract or from any other source or Person, and whether indirect, conditional, implied, vicarious, derivative, joint, several or secondary.

“Lien” means any lien, charge, option, pledge, right of first offer or refusal, license, hypothecation, easement, right-of-way, zoning restriction, defect or irregularity in title, mortgage, deed of trust, security interest, attachment, levy or other similar encumbrance affecting title.

“Loss” or “Losses” means actual out-of-pocket Liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses, including costs and expenses in connection with the defense of any Third-Party Claims (regardless of merit); provided, however, that, for purposes of computing the amount of any Losses incurred by an Indemnified Party there shall be deducted therefrom an amount equal to the excess of (x) the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any of its Affiliates as reimbursement for or other satisfaction of such Losses, over (y) any collection costs, expenses or deductibles incurred or paid to procure such recoveries. Notwithstanding the foregoing, Losses suffered by the Buyer will not be determined net of insurance proceeds received under the R&W Insurance Policy.

“Material Adverse Effect” means any event, circumstance, occurrence, effect, development, change, fact or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to (a) have a material adverse effect on the Acquired Assets, Assumed Liabilities, operation of the Business or financial condition of the Business, or results of operations of the Business or (b) with respect to an event, circumstance, occurrence, effect, development, change, fact or state of facts affecting the Seller or the Acquired Assets, a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby or otherwise perform its obligations hereunder, but, in each case, excluding any such effect attributable to or resulting from (i) any change in general economic conditions or in interest rates, (ii) any disruption in the capital markets, (iii) any change in conditions affecting the industry of the Business generally or any sector thereof (including as a result of (A) an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war or (B) the occurrence of any other calamity or crisis (including any act of terrorism)), (iv) any changes in Law or any authoritative enforcement, implementation or interpretation thereof by any Governmental Authority, (v) any changes in GAAP, (vi) any epidemic, pandemic or disease outbreak (including COVID-19) and any political or social conditions, including civil unrest, protests and public demonstrations or any other Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization, “sheltering in place,” curfews, furloughs, workforce reductions, social distancing, shut downs, closures, sequesters, or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law (including COVID-19 Measures), directive, pronouncement or guideline or interpretation thereof, in each case, whether in place as of the signing of this Agreement or adopted or modified following the signing of this Agreement or any material worsening of such conditions threatened or existing as of the signing of this Agreement, (vii) the public announcement or the becoming public of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller, unless such public announcement is primarily attributed to the actions of the Seller Group, (viii) any action taken or failed to be taken by Seller, or any of their respective Affiliates or Representatives, at the written request, or with prior written consent, of Buyer, or (ix) the failure of the Seller’s Business to meet any internal forecasts or projections, provided, however, in each case, that the facts and circumstances underlying any such change or failure may be considered in determining whether there has been a Material Adverse Effect; and provided, further, that, in the case of clauses (i) through (vi) of this sentence, only if and to the extent such event, circumstance, occurrence, effect, development, change, fact or state of facts does not affect the Acquired Assets, Assumed Liabilities, operation of the Business or financial condition of the Business in a substantially disproportionate manner relative to other participants in the industry of the Business.

“Net Working Capital” shall have the meaning set forth in the Working Capital Principles; provided, that, for avoidance of doubt, Net Working Capital shall exclude (i) from current assets all Cash of the Seller, (ii) all rights to Tax Refunds, and (iii) all deferred Tax items (whether as an asset or a liability).

“Net Working Capital Adjustment” means Net Working Capital, minus the Net Working Capital Target.

“Net Working Capital Target” means $40,527.74.

“Order” means any (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Legal Proceeding.

“Ordinary Course of Business” means, with respect to the Seller, the ordinary course of business consistent with the past custom or practice of the Seller with respect to the operation of the Business (including with respect to quantity or frequency) and generally consistent with other similar participants in the industry.

“Organizational Documents” means (a) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and the bylaws of such corporation, (b) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (c) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (d) in the case of any other Person, all constitutive or organizational documents of such Person which address matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (a) through (c) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.

“Outside Date” means August 1, 2021; provided, that if all of the conditions to Closing, other than the conditions set forth in Section 9.1(i) or Section 9.2(e), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended for 30 days by either the Buyer or the Seller.

“Permit” means any permit, license, sublicense, registration, authorization, Consent, clearance, certificate, variance, filing or approval issued by or obtained from a Governmental Authority.

“Permitted Lien” means any (a) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies arising by Contract or incurred under applicable

Law in the Ordinary Course of Business for amounts not yet due and payable, and that are not resulting from breach or default or delinquent, or are contested in good faith, and to the extent incurred under applicable Law and not arising by Contract, for which adequate reserves have been established and are reflected in the Financial Statements in accordance with GAAP (b) purchase money security interests arising in the Ordinary Course of Business, (c) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable or which are being contested by appropriate proceedings and for which adequate reserves have been established and are reflected in the Financial Statements in accordance with GAAP, (d) rights of landlords in respect of any Leased Real Property provided for under leases made available to the Buyer, (e) conditions in any Permit granted or issued by any Governmental Authority that would not, individually or in the aggregate, be expected to materially detract from the value of, or interfere with the current or continued use of the Acquired Assets and the operation of the Business, (f) zoning ordinances or similar encumbrances (including building, conservation, fire, restriction and other land use, pollution control and Environmental Laws, orders and regulations) arising from generally applicable Laws affecting Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business thereon, (g) Liens arising under Equipment leases with third Persons entered into in the Ordinary Course of Business, (h) with respect to Real Property, any imperfections of title or encumbrances that could be identified by either or both a commitment for title insurance or a survey of the property in question and which do not or would not materially impair the use or occupancy of such Real Property in the operation of the Business conducted thereon, or (i) Liens that will be released in connection with the Closing.

“Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

“Post-Closing Period” means any taxable period (or portion of a Straddle Period) that begins on or after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion of a Straddle Period) ending prior to the Closing Date.

“Prepaid Expenses” means all (a) prepaid charges and expenses of the Seller to the extent such prepaid charges and expenses (i) were deposited or paid pursuant to the Acquired Contracts and (ii) related to goods to be provided or services to be performed to or for the benefit of the Buyer or any of its Affiliates at any time after the Closing and (b) cash deposits paid by any Person of the Seller Group under any Acquired Contracts, which deposits shall be transferred to the Buyer or its designated Affiliates at Closing, including, for the avoidance of doubt, all prepaid leases and prepaid rentals.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto owned, leased or occupied by the Seller, together with all buildings and other structures, facilities or improvements located thereon, all systems, Equipment and items of personal property of the Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Records” means, the following written materials, data and records of the Seller (in whatever form or medium) to the extent such materials are in existence and are in the Seller Group’s possession or control and related to the Business: (a) business records, including customer lists and records and transportation and logistics records; (b) equipment logs; (c) service, warranty and claim records; (d) records relating to the Inventory; (e) maintenance records and other documents relating to the Real Property Leases and the Tangible Personal Property; (f) safety data sheets; (g) information necessary to demonstrate compliance with applicable Laws, such as: inspections results (including environmental reports and audits), and training records; (h) operating guides and manuals; (i) training manuals (j) compliance calendars; (k) Transferred Employees Records; (l) financial records; and (m) all other records related to the Acquired Assets and Assumed Liabilities; provided, that all email and other correspondence between or among Seller Group or its Representatives prior to the Closing solely related to the consummation of the Transaction or the sales process associated therewith (e.g., reaching out to potential bidders or buyers or negotiation of Transaction structure and preparation of definitive documentation) shall be specifically excluded from Records.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, dumping, emptying, disposal, discharge, leaching, or migration into or through the environment.

“Representatives” means with respect to any Person, any director, manager, officer, agent, employee, partner, general partner, member, stockholder, consultant, accountant, attorney, advisor or representative of such Person.

“R&W Insurance Policy” shall mean a buyer-side representation and warranty insurance policy having substantially the terms specified in the form of policy attached to the R&W Insurance Binder. The R&W Insurance Policy will expressly exclude any right of subrogation against the Seller Group by the insurer underwriting the R&W Insurance Policy in substantially the form specified in the R&W Insurance Binder; provided, however, that the R&W Insurance Policy shall not be required to exclude the insurer’s right of subrogation with respect to Buyer’s rights against Seller in the case of Fraud by the Seller.

“Seller Group” means the Seller and its general partner, Design Space Modular Buildings, Inc., an Arizona corporation, its limited partner Paul J. McShane as trustee of the Paul J. McShane Living Trust, and its preferred limited partners, Greenwood Financial Corporation, a California corporation, and AWE 2015 Trust, formerly known as the Esernia Family Revocable Trust, as well as Anthony W. Esernia and Paul J. McShane.

“Seller’s Knowledge” means the actual knowledge that each of Paul J. McShane, Anthony W. Esernia, Paul Gosz, Julie Jevremov, Corey Muha, and Michelle Fortune has after reasonable inquiry or would reasonably be expected to obtain in the course of diligently performing his or her employment or management duties for the Seller Group.

“Software” means all computer programs, applications, interfaces, operating systems or embedded software programs or applications, including Source Code, object code, firmware, development tools, test suites, files, records and data, processes, scripts, routines used to process data, web sites (including related computer code and content), media on which any of the foregoing is recorded, improvements, modifications, enhancements, versions and releases relating thereto, and all documentation related to any of the foregoing, irrespective of the media on which it is recorded.

“Source Code” means computer Software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

“Straddle Period” means any Tax period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to Seller, at any date, any other Person of which the Seller, directly or indirectly, owns Equity Interests that (a) represent more than 50% of the total number of outstanding common or other residual Equity Interests (however denominated) of such Person, (b) represent more than 50% of the total voting power of all outstanding Equity Interests of such Person which are entitled to vote in the election of directors, managers or other Persons performing similar functions for and on behalf of such Person, (c) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (d) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.

“Tax” means all taxes (including all levies, imposts and similar assessments in the nature of a tax) paid or payable to a Governmental Authority, including, all net income, gross income, gross receipts, sales, use, value added, services, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp or occupancy taxes, customs, duties, withholding, alternative or add-on minimum, unclaimed or abandoned property, escheat, ad valorem, property (real or personal), stamp, stamp duty reserve or gross receipts taxes, together with any interest, penalty or addition to any such tax, whether disputed or not, and including any obligation to pay Taxes of others, whether as a transferee, successor, by Contract or otherwise.

“Tax Refunds” has the meaning set forth in Section 2.2(e).

“Tax Return” means any return, report, declaration, estimate, information return or other document (including any related or supporting information and any amendments thereof) filed or required to be filed with any Governmental Authority with respect to Taxes.

“Title Transfer Fees” means registration, titling or re-titling, duty, securities transactions or similar fees.

“Trademarks” means United States, state and foreign trademarks and service marks, logos, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, internet domain names, social media identifiers and other trade designations and indicia of origin, whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing.

“Transaction” means the purchase and sale of the Acquired Assets, the assumption of the Assumed Liabilities, and all other transactions contemplated by the Transaction Agreements.

“Transaction Agreements” means the agreements, instruments and other documents contemplated by this Agreement, including this Agreement, the Amended & Restated Escrow Agreement, the Bill of Sale, the Assignment of Intellectual Property, the Assignment and Assumption Agreement, the Non-Competition, Non-Disclosure and Non-Solicitation Agreement and the R&W Insurance Policy.

“Transfer Tax” means any real property transfer or excise, sales, use, value added, stamp, stamp duty reserve, documentary, recording, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, or Taxes or governmental charges, in each case, incurred in connection with the consummation of the transactions contemplated hereby but, for the avoidance of doubt, excluding Title Transfer Fees.

“Transferred Employee Records” means the following current employment and current personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job function, variable compensation targets, performance documentation and business and personal mailing addresses and telephone numbers, including as applicable, any employment-related agreements, Family and Medical Leave Act (or similar) records, Forms I-9 (Employment Eligibility Verification), employee development plans related to such Transferred Employee, and Transferred Employee medical restrictions, exposure and occupational health records.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Unit Contract” means any Contract pursuant to which Seller sells, leases or rents a Unit to any Person.

“Units” means Seller’s interim and permanent modular buildings, modular structures, mobile structures, office space and trailers, blast resistant modules, storage units and modified shipping containers.

“VDR” means the virtual data room made available to the Buyer, as of May 7, 2021, entitled “Project Jaguar” and hosted by BMC Group’s SmartRoom.

“Vehicles” means all trucks, cars, trailers, forklifts, and other vehicles.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Working Capital Principles” means GAAP, modified solely by the principles, practices and methodologies set forth in Annex B hereto for determining current assets and current liabilities, to be applied in a manner consistent with the example set forth in Annex B.

SECTION 1.2 Other Defined Terms. Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

Term	Provision
Acquired Assets	Section 2.1
Acquired Contracts	Section 2.1(f)
Acquired Intellectual Property	Section 2.1(h)
Acquired Permits	Section 2.1(l)
Acquired Real Property Leases	Section 2.1(b)
Agreement	Preamble
Allocation Schedule	Section 3.5
Amended/New Real Property Lease	Section 7.14
Apportioned Obligations	Section 8.1
Assigned Value	Section 7.7(d)(iii)
Assignment and Assumption Agreement	Section 4.2(b)
Assignment Consent	Section 7.7(a)
Assignment of Intellectual Property	Section 4.2(f)
Assumed Liabilities	Section 2.3
Bill of Sale	Section 4.2(a)
Books and Records	Section 7.6
Business	Recitals
Buyer	Preamble
Buyer Arrangements	Section 5.15(g)
Buyer Deficit Amount	Section 7.7(d)(iii)
Buyer Gross Settlement Value	Section 7.7(d)(ii)
Buyer Indemnified Parties	Section 11.2
Buyer Net Settlement Value	Section 7.7(d)(ii)
Buyer-Seller Master Unit Lease	Section 7.7(d)(i)
Buyer-Seller Subcontract	Section 7.7(d)(ii)
Closing	Section 4.1
Closing Certificate	Section 3.2
Closing Consideration	Section 2.5(a)
Closing Date	Section 4.1
Consideration Overpayment	Section 3.4(b)
Closing Payoff Amount	Section 2.5(a)
Closing Transaction Expenses	Section 12.9
COBRA	Section 5.15(b)
Continuation Coverage	Section 7.10(b)
Date of Return	Section 7.10(a)
Disputed Items	Section 3.3(a)
Effective Time	Section 4.1
Employee Benefit Continuation Costs	Section 7.10(c)
ERISA	Section 5.15(a)
Escrow Agreement	Section 4.2(h)
Estimated Approved Fleet CapEx Amount	Section 3.1
Estimated Closing Balance Sheet	Section 3.1
Estimated Closing Consideration	Section 3.1
Estimated Closing Statement	Section 3.1
Estimated Net Working Capital Adjustment	Section 3.1

Term	Provision
Estimated Working Capital	Section 3.1
Excluded Assets	Section 2.2
Excluded Contracts	Section 2.2(k)
Excluded Leases	Section 2.2(l)
Excluded Recoveries	Section 2.1(q)
Final Arbiter	Section 3.3(d)
Final Closing Consideration	Section 3.3(e)
Final Settlement Amount	Section 7.7(d)(iii)
Financial Statements	Section 5.6(a)
Indemnity Escrow Release Amount	Section 11.2
Indemnity Escrow Termination Date	Section 11.2
Insurance Policies	Section 5.20
Intercompany Contracts	Section 5.23
Interim Financial Statements	Section 5.6(a)
Latest Balance Sheet	Section 5.6(a)
Leased Non-Assignable Contract	Section 7.7(d)(i)
Leased Real Property	Section 5.9(b)
M&A Qualified Beneficiaries	Section 7.10(c)
Malicious Code	Section 5.12(g)
Material Acquired Contracts	Section 7.7(a)
Material Customers	Section 5.19(a)
Material Permits	Section 5.17
Material Suppliers	Section 5.19(b)
Monthly Settlement Amount	Section 7.7(d)(iii)
Negotiation Period	Section 3.3(b)
Non-Assignable Contract	Section 7.7(c)
Non-Competition, Non-Disclosure and Non-Solicitation Agreement	Section 4.2(j)
Non-Transferrable Permits	Section 2.2(n)
Non-Transferred Employee	Section 7.10(b)
Offer Employees	Section 7.10(a)
Objection Date	Section 3.3(a)
Objection Notice	Section 3.3(a)
Party or Parties	Recitals
Payoff Letters	Section 4.2(e)
Property Taxes	Section 8.1
Purchase Price	Section 2.5(b)
Qualifying Event	Section 7.10(c)
R&W Insurance Binder	Section 6.6
Retained Liabilities	Section 2.4
Rental Ready Condition	Section 5.10(b)
Sale Non-Assignable Contract	Section 7.7(d)(ii)
Seller	Preamble
Seller Indemnified Parties	Section 11.3
Seller Intellectual Property	Section 5.12(e)

Term	Provision
Seller Plans	Section 5.15(a)
Seller Requisite Approval	Recitals
Standard Personnel Screening Procedures	Section 7.10(a)
Subcontract Interim Payment	Section 7.7(d)(ii)
Tangible Personal Property	Section 2.1(c)
Tax Proceeding	Section 8.2
Tax Refund	Section 2.2(e)
Third-Party Claim	Section 11.5
Transferred Employee	Section 7.10(a)
Year-End Financial Statements	Section 5.4

ARTICLE II

PURCHASE AND SALE OF THE ACQUIRED ASSETS AND ASSUMPTION OF

ASSUMED LIABILITIES

SECTION 2.1 Purchase and Sale of Acquired Assets. At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, transfer, convey, assign and deliver to the Buyer, or cause to be sold, transferred, conveyed, assigned and delivered to the Buyer, free and clear of all Liens (other than Permitted Liens), and the Buyer agrees to purchase, accept, buy and acquire from the Seller, free and clear of all Liens (other than Permitted Liens), all of the Seller Group’s right, title and interest in, to and under (a) all of the assets, properties and any other rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned, leased, licensed, used or held for use in connection with or in relation to the Business and (b) without limiting the generality of clause (a) of this Section 2.1, all of the following assets, properties and rights of any Person of the Seller Group (in each case, other than the Excluded Assets, the “Acquired Assets”):

(a)    all of the Units, including the Units set forth on Section 2.1(a) of the Disclosure Schedules;

(b)    all rights under all lease agreements, license agreements and any other arrangements which consist of Real Property used in the Business pursuant to which (A) a Person other than any Person of the Seller Group occupies or uses or enjoys rights to occupy or use any such Real Property and (B) any Person of the Seller Group occupies or uses or enjoys rights to occupy or use any Real Property (such agreements and arrangements referred to in this Section 2.1(b), but subject to Section 7.14, collectively are referred to herein as the “Acquired Real Property Leases”);

(c)    all fixed assets and other tangible personal property, including all furniture, furnishings, improvements, fixtures, machinery, Vehicles, Equipment (including process equipment and electrical equipment), computer hardware, supplies, construction in progress, spare parts and tools, together with any express or implied warranty of any Person covering any item or component part thereof or with respect to any Unit, rights of return, rebate rights, over-payment recovery rights and any other rights relating to these items (the “Tangible Personal Property”);

(d)    all Inventory;

(e)    all current assets that comprises a part of Net Working Capital, including all accounts receivable relating to the Business (whether or not considered a current asset);

(f)    all Contracts (other than the Excluded Contracts and Excluded Leases), which, for the avoidance of doubt, shall include all Contracts relating to the Business or the Acquired Assets, including all Contracts in process or under negotiation at the time of Closing (the “Acquired Contracts”) and all rights in, to, under or related to each of the Acquired Contracts; provided, that “Acquired Contracts” shall not include Contracts entered into between the date hereof and Closing if Seller entered into such Contracts in breach of this Agreement absent prior written consent of Buyer;

(g)    to the extent not exclusively related to the Excluded Assets, the Records (subject to redaction of credit card information under privacy protections required by applicable Law); provided that copies of any such Records will, to the extent permitted by Law, be retained by Seller following the Closing subject to the ongoing obligations of the Seller in respect thereof contained in Section 7.6;

(h)    all Intellectual Property owned by or licensed or otherwise used in connection with or in relation to the Business, including the Intellectual Property set forth in Section 5.12(a), Section 5.12(b), and Section 5.12(c) of the Disclosure Schedules, together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violations thereof) and the right to institute or maintain any Legal Proceeding to protect the same and recover damages for any past, present, or future infringements, misappropriations or other violations thereof, all goodwill associated with or in or to any of the foregoing, and any corresponding, equivalent or counterpart rights, title or interest that now exist or may be secured hereafter anywhere in the world, together with all tangible embodiments of the foregoing in any form or medium (collectively, the “Acquired Intellectual Property”);

(i)    all IT Assets;

(j)    all advances, advance payments, Prepaid Expenses and credits and deferred charges;

(k)    all Claims related to the Acquired Assets or Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(l)    all Permits (and pending applications therefor) relating to the Business, but only to the extent that any such Permit may be assigned and transferred by the Seller Group to Buyer (such Permits, the “Acquired Permits”);

(m)    except with respect to any Person of the Seller Group’s rights to recovery arising out of any Legal Proceeding that is currently pending and listed on Section 5.13 of the Disclosure Schedules, all rights against third Persons with respect to the Business or the Acquired Assets;

(n)    the goodwill of the Business as a going concern;

(o)    all telephone numbers, other than to the extent set forth on Section 2.1(o) of the Disclosure Schedules, facsimile numbers, and electronic mail addresses set forth on Section 2.1(o) of the Disclosure Schedules, as well as all directory listings, client and customer lists and databases for all of the Seller’s current and past (to the extent such past customer data remains in the possession of the Seller Group) Unit clients and customers (subject to redaction of credit card information under privacy protections required by applicable Law), all open orders or open quotations for contemplated rentals, leases or sales and other similar contract information in respect of the Business and the Acquired Assets;

(p)    all advertising, marketing and promotional materials, studies, reports and all other printed or written materials related to or otherwise necessary for the operation of the Business, including building specifications and representations;

(q)    all rights to any recoveries or monies with respect to any insurance policies, including the Insurance Policies, relating to the Business or the Acquired Assets, including insurance recoveries thereunder to the extent not paid by the Closing Date and rights to assert claims with respect to any such insurance recoveries to the extent such recoveries and rights to asset claims arise from and after the date hereof and all condemnation awards or other compensation in respect of loss or damage to any Acquired Asset or the Business and all rights to assert such claims to the extent not paid by the Closing Date; provided, however, that Buyer shall not acquire any rights to recoveries where the Seller has, prior to the Closing Date, expended a material amount of out-of-pocket Cash to repair or restore an insurable loss under the Insurance Policies and has not yet obtained recovery under such Insurance Policy (the “Excluded Recoveries”);

(r)    all other assets shown or reflected on the Financial Statements and all property and assets acquired by any Person of the Seller Group in respect of the Business between the date of the Latest Balance Sheet and the Closing Date, except for current assets disposed of in the Ordinary Course of Business after the date of the Latest Balance Sheet in accordance with Section 7.2 of this Agreement;

(s)    any Tax Refunds that are not described in Section 2.2(e); and

(t)    the assets listed on Section 2.1(s) of the Disclosure Schedules.

SECTION 2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Seller Group (the “Excluded Assets”) are not part of the sale, transfer, conveyance, assignment, delivery and purchase, acceptance and acquisition contemplated by this Agreement, are excluded from the Acquired Assets and will be retained by the Seller Group and remain the property of the Seller Group following the Closing:

(a)    all Cash;

(b)    all rights to bad debt written off by the Seller and expensed on its books and records prior to the date of this Agreement;

(c)    all Intercompany Contracts, other than Intercompany Contracts listed on Schedule 4.2(i);

(d)    all bank accounts of Seller or any of its Subsidiaries;

(e)    all rights to receive refunds, deposits, credits and credit carry forwards with respect to any and all Taxes, including interest paid thereon or credited with respect thereto, (a “Tax Refund”) in each case, to the extent attributable to a Pre-Closing Period, whether or not the foregoing is derived from the operation of the Acquired Assets;

(f)    except for the Records, the corporate books and records of the Seller, including records relating to the organization, maintenance, existence and good standing of the Seller as a legal entity, and the general account and books of original entry that comprise the Seller’s permanent accounting records;

(g)    all rights of the Seller under this Agreement and the other Transaction Agreements;

(h)    any records that the Seller is required by Law to retain in its possession (provided that copies of any such records that are not Excluded Assets by another provision of this Section 2.2 will, to the extent permitted by Law, be provided to the Buyer at or before the Closing and be retained by the Seller subject to the ongoing obligations of the Seller in respect thereof contained in Section 7.6);

(i)    the sponsorship of, and all rights in connection with, and the assets associated with, the Seller Plans and any other compensation or benefit plan, program, policy, agreement or arrangement of any kind at any time maintained, sponsored, contributed to or required to be contributed to by the Seller or any of its Subsidiaries or ERISA Affiliates or under or with respect to which the Seller or any of its Subsidiaries or ERISA Affiliates has or has had any Liability;

(j)    Tax Returns and related books and records of the Seller;

(k)    the Contracts listed on Section 2.2(k) of the Disclosure Schedules (the “Excluded Contracts”);

(l)    the Real Property Leases set forth on Section 2.2(l) of the Disclosure Schedules (the “Excluded Leases”);

(m)    all Equity Interests of the Persons of the Seller Group; and

(n)    subject to Section 2.1(q), the Seller’s Insurance Policies, Excluded Recoveries, any Permits of the Seller other than the Acquired Permits (the “Non-Transferrable Permits”), and the assets listed on Section 2.2(n) of the Disclosure Schedules.

SECTION 2.3 Assumption of Assumed Liabilities. At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to assume only the following Liabilities of the Seller Group and no others (the “Assumed Liabilities”):

(a)    all Liabilities with respect to the Acquired Contracts (including any Liabilities under any Indebtedness of the type set forth in (v) of Indebtedness), except for those Liabilities arising out of, relating to, resulting from or caused by any breach of Contract, breach of warranty, tort, infringement, environmental liability or violation of Law by the Seller Group prior to the Closing, which, for the avoidance of doubt shall be Retained Liabilities;

(b)    all trade accounts payable and other current Liabilities of Seller to third parties, whether or not the underlying data or invoice is entered into the IT Assets or posted to accounts payable but provided that such accounts payable and other current Liabilities of Seller were incurred in the Ordinary Course of Business and not entered into in violation of this Agreement, solely to the extent in connection with the Business that (i) comprise a part of the Net Working Capital, (ii) arose in the Ordinary Course of Business, or (iii) remain unpaid as of the Closing Date, excluding in each case, Closing Transaction Expenses;

(c)    (i) Transfer Taxes, (ii) all liabilities and obligations for Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any Post-Closing Period and (iii) Taxes for which Buyer is liable pursuant to Article VIII;

(d)    all Liabilities with respect to products sold or services provided solely to the extent on connection with the Business on or prior to the Closing Date, including with respect to credits, returns or allowances and warranty liabilities;

(e)    all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Acquired Assets after the Closing; and

(f)    all liabilities and obligations allocable to Buyer in accordance with the terms of this Agreement, including those under Article VIII.

SECTION 2.4 Retained Liabilities. All Liabilities of the Seller Group or otherwise relating to the Acquired Assets or the Business that are not Assumed Liabilities, including all Liabilities arising out of, relating to or otherwise in respect of the Excluded Assets, and all other Liabilities to the extent arising out of, relating to or otherwise in respect of the ownership, management, control, operation or conduct of the Business or the Acquired Assets at or prior to the Closing, are not part of the Transaction, will be retained by the Seller Group and will remain the sole responsibility of the Seller Group following the Closing, including the Liabilities described further on Section 2.4 of the Disclosure Schedules (the “Retained Liabilities”), including, for the avoidance of doubt, Excluded Taxes, any Indebtedness or Liabilities, which are not Assumed Liabilities, incurred by the Seller Group arising out of the facts, circumstances, activities, events or conditions first occurring or first existing on or relating to the Acquired Assets or Business incurred prior to Closing or, with respect to the Acquired Assets or Business, any Liabilities arising out of, resulting from or relating to any salary, commission, bonus or incentive compensation (or other compensation to officers or employees), any environmental, health or safety matter, including any Liabilities arising under Environmental Laws, fines and penalties for violations of Environmental Law, off-site waste disposal Liabilities and any Release of, contamination by, or exposure of any Person to, Hazardous Substances, where the circumstance, event, fact, activity or condition giving rise to such Liabilities first existed or first occurred on or prior to the Closing Date, irrespective of whether such Liability attaches to the Seller Group or the

Buyer in the first instance. The Seller hereby covenants and agrees to discharge, or to cause any Person of the Seller Group to discharge, or make other provision for, all Retained Liabilities with no Liability to the Buyer and the Buyer shall not assume and shall not otherwise be obligated to pay, perform or otherwise discharge any Retained Liability or amount due thereunder.

SECTION 2.5 Purchase Price.

(a)    In consideration of the sale and transfer of the Acquired Assets to the Buyer, at the Closing, the Buyer shall assume the Assumed Liabilities and shall pay the Seller an aggregate amount in cash equal to (the “Closing Consideration”) (i) $260,000,000, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the Approved Fleet CapEx Amount, minus (iv) the Closing Transaction Expenses, minus (v) the amounts included in the Payoff Letters (the “Closing Payoff Amount”), plus (vi) the Employee Benefit Continuation Costs.

(b)    The final purchase price to be paid by the Buyer to the Seller in consideration of the Acquired Assets shall be the Final Closing Consideration and as otherwise adjusted pursuant to the express terms of this Agreement (the “Purchase Price”).

SECTION 2.6 Further Assurances. On and after the Closing Date, the Buyer, on the one hand, and the Seller (and the Seller will cause its Affiliates to take), on the other hand, will (at the cost and expense of the requesting Party) take all action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other Party to carry out any of the provisions of this Agreement, including any such documents, instruments or conveyances that the Buyer requests to provide the Buyer with good and indefeasible title to the Acquired Assets free and clear of all Liens (other than Permitted Liens) and to comply with the purposes and intent of this Agreement. After the Closing, upon the request of the Buyer, the Seller shall (at Buyer’s expense) execute and deliver any and all further materials, documents and instruments of conveyance, transfer or assignment as may reasonably be requested by the Buyer to effect, record or verify the transfer to, and vesting in the Buyer of, the Seller’s right, title and interest in and to the Acquired Assets, in accordance with the terms of this Agreement. Each Party shall be entitled to the remedy of specific performance to enforce the covenants and agreements set forth in this Section 2.6 and this Section 2.6 shall survive the Closing.

SECTION 2.7 Remittances and Erroneous Transfers; No Wrong Pocket.

(a)    If, for a period of 12 months following the Closing, the Seller receives any notices, monies or amounts that are properly due, deliverable or owing to the Buyer or attributable to the Acquired Assets in accordance with the terms of this Agreement (or the purposes and intent of this Agreement), the Seller shall promptly remit, or shall cause to be remitted, such notices, monies or amounts by notice to the Buyer or by wire transfer of immediately available funds into an account or accounts of the Buyer and/or any Person that the Buyer designates in writing, as applicable. After the Closing, if the Buyer (or any of its Affiliates) receives any notices, monies or amounts that are properly due, deliverable or owing to the Seller in accordance with the terms of this Agreement (or the purposes and intent of this Agreement), the Buyer promptly shall remit, or shall cause to be remitted, such notices, monies or amounts by notice to the address or by wire transfer of immediately available funds into an account or accounts designated in writing by the Seller, as applicable. Buyer and Seller shall undertake to net any amounts owed to each other pursuant to this Section 2.7(a) on a monthly basis and shall remit any amounts due to the other on a monthly basis, or more or less frequently if mutually agreed to by the Parties, and the Parties shall reasonably make available their respective tax and accounting personnel, to assist with such accounting.

(b)    If, for a period of 12 months following the Closing, any Party becomes aware that any asset, property or Contract defined as an Acquired Asset in connection with the Business as conducted as of the date hereof or the Closing Date held by any Person of the Seller Group should have been transferred to the Buyer pursuant to the terms of this Agreement (or the purposes and intent of this Agreement), then the Seller shall notify the Buyer or the Buyer shall notify the Seller, as applicable, and (i) the Seller shall promptly transfer or cause its Affiliate(s) to transfer such asset, property, Contract or right, as applicable, to the Buyer and (ii) the Buyer shall promptly assume or cause it Affiliate(s) to assume such asset, property, Acquired Permit, Contract or right, in each case for no consideration and at the Seller’s expense.

SECTION 2.8 Withholding. Notwithstanding anything to the contrary herein, the Buyer or any of its respective Affiliates will be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement any amount that is required to be deducted and withheld pursuant to any applicable Law, including those relating to or regarding Taxes. If the Buyer determines that it is required to withhold from any amount payable to Seller under this Agreement, it will use reasonable best efforts to notify Seller prior to such payment and will work in good faith with the Seller to eliminate or minimize such withholding. To the extent amounts are deducted and withheld by the Buyer or any of its Affiliates, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

PURCHASE PRICE ADJUSTMENTS

SECTION 3.1 Initial Adjustment. At least five Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a written statement setting forth (a) an estimated balance sheet of the Seller with respect to the Acquired Assets and the Assumed Liabilities as of the Closing Date, but without giving effect to the Transaction, prepared in good faith and in accordance with the Working Capital Principles (the “Estimated Closing Balance Sheet”), (b) an estimated and reasonably detailed calculation of Net Working Capital prepared in good faith in accordance with the Working Capital Principles (the “Estimated Working Capital”) and a corresponding estimate of the Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”) (c) an estimated and reasonably detailed calculation of the Approved Fleet CapEx Amount (the “Estimated Approved Fleet CapEx Amount”), (d) the Closing Transaction Expenses, (e) the Closing Payoff Amount, (f) an estimate of Employee Benefit Continuation Costs, and (g) a calculation of the Closing Consideration based off such estimates (the “Estimated Closing Consideration”), together with supporting materials for each such calculation (such statement, the “Estimated Closing Statement”). At the request of the Buyer, after the delivery of the calculation of the Estimated Closing Statement, the Seller shall make its Representatives available to discuss and answer questions with respect to such calculation and the amounts reflected therein and shall consider, in good faith, any adjustments to the calculations and amounts reflected therein that are proposed by the Buyer prior to the Closing Date. For the avoidance of doubt, the Estimated Closing Statement shall be prepared so as not to take into account the effects of any purchase accounting in connection with this Agreement or Transaction Agreements or other changes arising from or resulting as a consequence of the Transaction.

SECTION 3.2 Final Adjustment. No later than 90 days after the Closing Date, the Buyer shall deliver to the Seller a written statement setting forth (a) a final balance sheet of Seller with respect to the Acquired Assets and the Assumed Liabilities as of the Closing Date, but without giving effect to the Transaction, prepared in good faith and in accordance with the Working Capital Principles, (b) its proposed calculation of Net Working Capital with respect to the Acquired Assets and the Assumed Liabilities prepared in good faith accordance with the Working Capital Principles and the corresponding Net Working Capital Adjustment, (c) its proposed calculation of the Approved Fleet CapEx Amount, and (d) its corresponding proposed calculation of the Closing Consideration using its proposed calculation of the Net Working Capital Adjustment and the Approved Fleet CapEx Amount, along with the actual amount of Seller’s documented Employee Benefit Continuation Costs, together with supporting materials for each such calculation (the “Closing Certificate”). From and after the Seller’s receipt of the Closing Statement until the Net Working Capital (and corresponding Net Working Capital Adjustment) and the Approved Fleet CapEx Amount are each finally determined in accordance with this Article III, the Buyer shall give the Seller and its Representatives reasonable access during normal business hours to the books and records and the accounting and other appropriate personnel and the independent accountants of the Buyer, solely to the extent relating to the Acquired Assets or the Business, only to the extent reasonably necessary for Seller to obtain information relating to the preparation and review of the calculation of Net Working Capital (and corresponding Net Working Capital Adjustment) and the Approved Fleet CapEx Amount. For the avoidance of doubt, the Closing Certificate (and each of the components thereof) shall become final and binding on the Parties on the 31st day following the delivery of the Closing Certificate if an Objection Notice has not been timely delivered to the Buyer by the Seller in accordance with Section 3.3. The Parties acknowledge and agree that the purpose of preparing the Closing Certificate and determining the actual Net Working Capital (and corresponding Net Working Capital Adjustment) and the Approved Fleet CapEx Amount, and any related post-Closing adjustment in the Purchase Price pursuant to Section 3.4 of this Agreement is to measure changes in the items comprising Net Working Capital (and corresponding Net Working Capital Adjustment) and the Approved Fleet CapEx Amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies than those set forth in Annex A and Annex B.

SECTION 3.3 Dispute Resolution.

(a)     If the Seller disagrees with the Buyer’s calculation of Net Working Capital (and corresponding Net Working Capital Adjustment) or the Approved Fleet CapEx Amount, or Buyer’s calculation of the Closing Consideration, the Seller shall be entitled to dispute, in good faith, the proposed calculation of the Closing Consideration or any of its components set forth in the Closing Certificate if it delivers a written notice (an “Objection Notice”) to the Buyer within 30 days after receipt of the Closing Certificate in which the Seller disputes certain items of the proposed calculation by the Net Working Capital (and corresponding Net Working Capital Adjustment), the Approved Fleet CapEx Amount, and its corresponding calculation of the Closing

Consideration (using the documented Employee Benefit Continuation Costs), and sets forth a reasonably detailed description, for each such disputed errors or failures (“Disputed Items”), of the nature and dollar amount of such Disputed Items (the date upon which the Seller delivers an Objection Notice to the Buyer being hereinafter referred to as the “Objection Date”). An Objection Notice shall specify all Disputed Items to which the Seller disagrees and the Seller shall be deemed to have agreed with all other items and amounts, and the calculation thereof, set forth in the Closing Certificate. If the Seller fails to timely delver an Objection Notice in accordance with the foregoing, then the Closing Certificate shall be final and binding on the Parties and shall not be subject to further review or appeal.

(b)    If the Seller delivers an Objection Notice to the Buyer within the time period and meeting the requirements specified in paragraph (a) above, the Buyer and the Seller shall attempt in good faith to agree upon the calculation of Net Working Capital (and corresponding Net Working Capital Adjustment) and the Approved Fleet CapEx Amount, and the resulting Final Closing Consideration during the period commencing on the Objection Date and ending 30 days thereafter (the “Negotiation Period”).

(c)    If the Buyer and the Seller agree in writing prior to the expiration of the Negotiation Period on the calculation of Net Working Capital (and corresponding Net Working Capital Adjustment), the Approved Fleet CapEx Amount, and the resulting amount of the Final Closing Consideration (whether such amount is the same as or different from the amount calculated based upon the Closing Certificate), then the matters set forth in such writing, executed by the Buyer and the Seller, shall be final and binding on the Parties on the date of such writing and the payment provided for in Section 3.4 shall be based upon such agreed amount.

(d)    If the Buyer and the Seller do not agree in writing prior to the expiration of the Negotiation Period on the calculation of Net Working Capital (and corresponding Net Working Capital Adjustment), the Approved Fleet CapEx Amount, or the amount of the Final Closing Consideration, the Disputed Items (but no other matters) shall be submitted to a firm of independent public accountants mutually agreed upon by the Buyer and the Seller (in either case, the “Final Arbiter”). The Final Arbiter shall make a final and binding determination as to all Disputed Items (but no other matters) relating to the calculation of Net Working Capital (and corresponding Net Working Capital Adjustment), the Approved Fleet CapEx Amount, and the resulting amount of the Final Closing Consideration (taking into consideration the actual documented Employee Benefit Continuation Costs). The Buyer and Seller shall each submit to the Final Arbiter promptly (and in any event within ten days after the Final Arbiter’s engagement) such Party’s relevant computations and any information and arguments that support such Party’s position and deliver a copy to the other party. In addition, (i) Buyer and Seller may meet with the Final Arbiter as long as Representatives of both are present; (ii) the Final Arbiter shall consider only those items and amounts in the disputed calculations set forth in the Objection Notice that Buyer and the Seller have not resolved; (iii) the Final Arbiter shall review such computations and base its determination solely on them and any written or oral arguments presented to the Final Arbiter; and (iv) to the extent that a value has been assigned to any objection that remains in dispute, the Final Arbiter shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party. The Parties will cooperate in good faith with the Final Arbiter during the term of its engagement. The determination of Net Working Capital (and corresponding Net

Working Capital Adjustment) and the Approved Fleet CapEx Amount, together with a calculation of the Final Closing Consideration that results from such determination, shall become final and binding on the Parties on the date the Final Arbiter delivers its final resolution to the Seller and the Buyer, absent fraud or manifest error, which shall in no event be greater than 20 Business Days from the date the Final Arbiter is engaged. All fees and expenses relating to the work, if any, to be performed by the Final Arbiter (including any retainer) shall be borne by the Buyer, on the one hand, and the Seller, on the other hand, in inverse proportion to the dollar amount of the matters in dispute as to which such Party prevails as finally determined by the Final Arbiter, which proportionate allocations shall also be determined by the Final Arbiter at the time it renders its determination on the merits of the matters in dispute.

(e)    The Closing Consideration finally determined pursuant to Section 3.2 or this Section 3.3 is referred to herein as the “Final Closing Consideration”.

SECTION 3.4 Post-Closing Adjustment. As promptly as practicable but in no event later than three Business Days after a binding determination of Net Working Capital and the Approved Fleet CapEx Amount has been made in accordance with Section 3.2 or 3.3:

(a)    If and to the extent that the Final Closing Consideration is equal to or exceeds the Estimated Closing Consideration, (A) such excess (if any) shall be paid by the Buyer to Seller via wire transfer of immediately available funds within five Business Days of final determination, and (B) the Buyer and the Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse, the funds in the Adjustment Escrow Account to Seller in accordance with the Escrow Agreement.

(b)    If, and to the extent that, the Final Closing Consideration is less than the Estimated Closing Consideration, the Buyer and the Seller shall issue joint written instructions to the Escrow Agent to release (A) the difference between the Estimated Closing Consideration and Final Closing Consideration (the “Consideration Overpayment”) to the Buyer from the Adjustment Escrow Account by wire transfer of immediately available funds, within five Business Days of final determination, to an account or accounts specified in writing by the Buyer, and (B) the remainder (if any) of the funds in the Adjustment Escrow Account to Seller in accordance with the Escrow Agreement; provided, that if the shortfall exceeds the available balance of the Adjustment Escrow Account, (x) the Buyer and the Seller shall execute and deliver joint written instructions to the Escrow Agent to release the entire balance of the Adjustment Escrow Account to the Buyer, and (y) to the extent, if any, that after payment of the entire balance of the Adjustment Escrow Account to the Buyer pursuant to clause (x) above, less than all of the Consideration Overpayment shall have been paid to the Buyer, then Seller shall pay (or Seller shall cause its Affiliates to pay) the remaining portion of the Consideration Overpayment by wire transfer of immediately available funds.

SECTION 3.5 Allocation of Purchase Price. The Purchase Price (and any other amounts treated as consideration for U.S. federal income tax purposes) shall be allocated among the Acquired Assets in accordance with an allocation schedule prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation Schedule”). Within 60 days after the Purchase Price is finally determined pursuant to this Article III, the Buyer shall deliver a draft Allocation Schedule to the Seller for the Seller’s review and comment. The Seller shall have the right to review and comment on the Allocation Schedule. Within 60 days after receiving such Allocation Schedule, the Seller shall notify the Buyer in writing if it has any objections to the Allocation Schedule. If the Seller does not notify the Buyer in writing of any objection to the Allocation Schedule during such 60 day period, then the Allocation Schedule shall be deemed agreed to by the Parties, and all allocations therein shall be final and binding. If the Seller objects to any items of the Allocation Schedule, then the Parties shall negotiate in good faith to resolve any disagreement regarding such disputed items as soon as practicable. If the Seller and the Buyer are unable to resolve any disagreement with respect to the Allocation Schedule within 15 days following notification by Seller, any remaining disputed items shall be resolved by the Final Arbiter applying, mutatis mutandis, the procedures set forth in Section 3.3(d), and the Seller and the Buyer shall revise the Allocation Schedule to reflect such resolution and such revised Allocation Schedule will be final and binding. The Buyer and the Seller and their Affiliates shall report, act and file all Tax Returns (including but not limited to IRS Form 8594) in all respects consistent with such Allocation Schedule and neither the Buyer nor the Seller shall take any position (whether in Tax Returns or otherwise) that is inconsistent with the final Allocation Schedule for Tax purposes unless required to do so by a “determination” within the meaning of Section 1313(a) of the Code. In the event that the Purchase Price is adjusted (as provided herein or otherwise), any such adjustment will be allocated among the assets of the Buyer in a manner consistent with the Allocation Schedule as either agreed or as determined by the Final Arbiter.

ARTICLE IV

CLOSING

SECTION 4.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place virtually by exchange of electronic documents on the second Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Section 9.1 and Section 9.2 (other than those conditions which, by their terms, are to be satisfied or waived in writing at or before the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place or on such other date as may be mutually agreed by the Seller and the Buyer (the date upon which the Closing actually occurs, the “Closing Date”). Upon the Closing, the Closing will be deemed effective as of 12:01 a.m. (Pacific Time) on the Closing Date (the “Effective Time”). The parties will use commercially reasonable efforts to effect the closing during the second quarter of 2021, subject to the conditions set forth in Section 9.1 and Section 9.2.

SECTION 4.2 Deliveries by the Seller. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Buyer each of the following:

(a)    a Bill of Sale, substantially in the form attached hereto as Exhibit A (the “Bill of Sale”), duly executed by the Seller;

(b)    an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by the applicable Persons of the Seller Group;

(c)    a certificate, duly executed by the Seller, in a form and substance as required under Section 1.1445-2(b) of the Treasury Regulations and reasonably acceptable to the Buyer, stating that the Seller is not a foreign person (or alternatively, a validly executed IRS Form W-9, which shall be deemed satisfactory for such purposes);

(d)    a certificate duly executed by the Secretary of State of Nevada with respect to the existence and good standing of the Seller;

(e)    a payoff or release letter, in a form reasonably satisfactory to the Buyer, duly executed by the applicable lenders or other Lien holders, other than Permitted Lien Holders of the types set forth in parts (a) through (h) of the definition of Permitted Lien, pursuant to which such applicable lenders or other Lien holders agree to release all Liens on the Acquired Assets, and if applicable, authorizing the Buyer to file UCC-3 Termination Statements to terminate any and all security interests of record on or affecting the Acquired Assets (collectively, the “Payoff Letters”);

(f)    an Assignment of Intellectual Property substantially in the form of Exhibit C (the “Assignment of Intellectual Property”), together with other agreements, instruments, certificates and other documents necessary or appropriate to assign all of the Seller Group’s rights and interests in and to the Acquired Intellectual Property to the Buyer, duly executed by the applicable Persons of the Seller Group;

(g)    appropriate instruments of transfer for Acquired Assets, subject to re-titling of Acquired Assets to be undertaken by the Buyer (with the assistance of Seller using reasonable best efforts; provided, that Seller shall not be required to make any non-reimbursed out-of-pocket expenditures as part of such assistance) using reasonable best efforts following the Closing, duly executed by the applicable Persons of the Seller Group and each in a form reasonably satisfactory to the Buyer;

(h)    an Amended & Restated Escrow Agreement substantially in the form of Exhibit D (the “Escrow Agreement”), duly executed by the Seller and the Escrow Agent;

(i)    evidence of termination, each in a form reasonably satisfactory to the Buyer, of all Intercompany Contracts other than those set forth on Section 4.2(i) of the Disclosure Schedules;

(j)    a Non-Competition, Non-Disclosure and Non-Solicitation Agreement substantially in the form of Exhibit E (the “Non-Competition, Non-Disclosure and Non-Solicitation Agreement”) duly executed by the Seller, Paul J. McShane and Anthony W. Esernia;

(k)    each Amended/New Real Property Lease duly executed by the applicable Persons; and

(l)    such other instruments and documents as may be reasonably requested by the Buyer and necessary or appropriate to complete the Transaction.

SECTION 4.3 Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or shall cause to be delivered, to the Seller, other than the Adjustment Escrow Amount and the Indemnity Escrow Amount which shall be delivered to the Escrow Agent, each of the following:

(a)    the Estimated Closing Consideration minus the Escrow Amount, by wire transfer of immediately available funds to such account or accounts and allocated in such amounts as the Seller has specified to the Buyer in the Flow of Funds at least three Business Days prior to the Closing;

(b)    an aggregate amount equal to (i) the Escrow Amount minus (ii) the Deposit by wire transfer of immediately available funds, to the Escrow Agent as designated in the Flow of Funds for deposit in the Adjustment Escrow Account and the Indemnity Escrow Account to be held in such accounts and distributed by the Escrow Agreement in accordance with this Agreement and the Escrow Agreement;

(c)    the amounts set forth in each of the Payoff Letters by wire transfer of immediately available funds to such account or accounts and allocated in such amounts as specified in the Payoff Letters;

(d)    the Closing Transaction Expenses by wire transfer of immediately available funds to such account or accounts and allocated in such amounts as the Seller has specified to the Buyer in the Flow of Funds at least one Business Day prior to the Closing;

(e)    the Bill of Sale, duly executed by the Buyer;

(f)    the Assignment and Assumption Agreement, duly executed by the Buyer;

(g)    a certificate from the Secretary of State of California with respect to the existence and good standing of the Buyer;

(h)    the Assignment of Intellectual Property, duly executed by the Buyer;

(i)    the Escrow Agreement, duly executed by the Buyer;

(j)    the Non-Competition, Non-Disclosure and Non Solicitation Agreement, duly executed by the Buyer;

(k)    to the extent applicable, any Amended/New Real Property Lease duly executed by the Buyer, in a form reasonably satisfactory to the Buyer; and

(l)    such other instruments and documents as may be reasonably requested by the Seller and necessary or appropriate to complete the Transaction.

SECTION 4.4 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller hereby represents and warrants to the Buyer that, on and as of the date of this Agreement (or, to the extent a representation or warranty is made as of a specified date, as of such date) and as of the Closing:

SECTION 5.1 Organization; Power and Authority. The Seller is (a) a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Nevada and (b) qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by Law. The Seller has all requisite partnership power and authority to own, lease and operate its assets and properties, including the Acquired Assets, and conduct its business and operations, including the Business, as presently being conducted.

SECTION 5.2 Authorization; Execution and Validity. The Seller has all requisite partnership power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action on the part of the Seller and no further authorizations from or actions by the Seller are necessary or appropriate for the Seller to proceed with the Closing. This Agreement has been duly and validly executed and delivered by the Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 5.3 Subsidiaries; Investments. Section 5.3 of the Disclosure Schedules provides a complete and accurate depiction of the organizational structure of the Seller and, if applicable, any Subsidiaries of the Seller Group. Other than as set forth on Section 5.3 of the Disclosure Schedules, the Seller does not have any other Subsidiaries and does not own, directly or indirectly, or have voting rights with respect to, any Equity Interests in any other Person and the Seller does not have any Subsidiaries that own any Acquired Assets.

SECTION 5.4 Absence of Conflicts. Except as set forth in Section 5.4 of the Disclosure Schedules, the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not, directly or indirectly (with or without notice or lapse of time), (a) result in any violation or breach of any provision of the Organizational Documents of the Seller Group, (b) require the consent, notice, or other action by any Person under, conflict with, result in any violation or breach of, or result in a loss of benefits or constitute a default under, or conflict with, or cause any acceleration of or give any third Person the right to accelerate any obligation of any Person of the Seller Group under, any term or provision of any Material Acquired Contract to which any Person of the Seller Group is a party or by which its properties or assets (including any of the Acquired Assets) are bound, (c) give any third Person the right to terminate or accelerate, or cause any termination or acceleration of, any Material Acquired Contract to which any Person of the Seller Group is a party or by which its properties or assets (including any of the Acquired

Assets) are bound, (d) subject to Section 5.5, result in any violation of any Law or any Order applicable to any Person of the Seller Group and its properties or assets (including any of the Acquired Assets) or (e) result in the creation of, or impose on any Person of the Seller Group any obligation to create, any Lien (other than a Permitted Lien) upon any Acquired Asset.

SECTION 5.5 Governmental Approvals. There is no requirement applicable to the Seller to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Seller of this Agreement, the due performance by the Seller of its obligations hereunder or the lawful consummation of the transactions contemplated hereby, except for those required under the HSR Act.

SECTION 5.6 Financial Statements.

(a)    Attached as Section 5.6 of the Disclosure Schedules are true, correct and complete copies of (a) the audited balance sheets of the Seller as of December 31, 2020, December 31, 2019 and December 31, 2018, together with the related income statements and statements of cash flows of the Seller for the years then ended (collectively, the “Year-End Financial Statements”) and (b) the unaudited balance sheets of the Seller as of March 31, 2021 (the “Latest Balance Sheet”), together with the related unaudited income statement and statement of cash flows of the Seller for the three-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of the Seller and the Business as of the dates indicated, and the results of operations of the Seller and the Business for the periods presented, in accordance with GAAP, subject to (i) in the case of the Interim Financial Statements, the absence of footnotes and other presentation items, including normal and recurring year-end adjustments, thereto, and (ii) the other exceptions expressly set forth in Section 5.6 of the Disclosure Schedules.

(b)    All accounts receivable reflected in the Financial Statements and included in the Net Working Capital represent bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Neither the Seller nor its Affiliates have received written notice from or on behalf of any obligor of any such accounts receivable in excess of $25,000 that such obligor is unwilling or unable to pay such accounts receivable.

SECTION 5.7 Liabilities. As of the date hereof, the Seller has no Liabilities of the nature that would be required by GAAP to be reflected on a balance sheet of the Company as of the date of the Latest Balance Sheet, except for Liabilities (a) reflected or reserved against in the Latest Balance Sheet, (b) incurred by the Seller in the Ordinary Course of Business after the date of the Latest Balance Sheet that are of the sort and type that would have been reflected on the Latest Balance Sheet (excluding, for the avoidance of doubt, any Liabilities that arose out of, in connection with, or as a result of any breach of Contract, tort, environmental matter, infringement, misappropriation, Legal Proceeding or violation of Law) or (c) expressly set forth in Section 5.7 of the Disclosure Schedules.

SECTION 5.8 Absence of Certain Changes. Since the date of the Latest Balance Sheet, the Seller has conducted its business in the Ordinary Course of Business in all material respects, and there has not been:

(a)    any event or occurrence which has had a Material Adverse Effect;

(b)    any mortgage or pledge of any of Seller’s properties or assets nor has Seller subjected any such properties or assets to any Lien, except Permitted Liens;

(c)    any damage, destruction, loss, condemnation, taking or casualty to any Acquired Asset which, individually or in the aggregate, is in excess of $100,000;

(d)    any change to any practice or procedure with respect to any Tax matter unless (i) required by Law, or (ii) such change was not reasonably expected to materially increase any Taxes payable by Buyer or any of its Affiliates with respect to the Acquired Assets or the Business;

(e)    the transfer, lease, sale or other disposition of any Acquired Asset, except in the Ordinary Course of Business;

(f)    the sale, assignment, transfer, license, abandonment, lapse or other disposition of any Intellectual Property owned by Seller and used in the Business, other than non-exclusive licenses in the Ordinary Course of Business;

(g)    waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive obligations of any current or former employee or independent contractor;

(h)    other that as set forth on Annex A or in connection with orders placed for Units not yet delivered, purchase orders entered into in the Ordinary Course of Business and contracts entered into in connection with custom build jobs, incurred or committed to incur any capital expenditures (or any obligations or Liabilities in connection therewith) in excess of $50,000 individually, or $100,000 in the aggregate, and which amounts would be due following the Closing, or delayed or postponed the making of any capital expenditure or the repair or maintenance of any Acquired Assets;

(i)    (i) suffered any theft, damage, destruction or casualty loss exceeding $50,000 in the aggregate, to any properties or assets (whether or not covered by insurance), or (ii) experienced any changes in the amount and scope of insurance coverage;

(j)    any other event or occurrence listed in Section 7.2 that would have required the Buyer’s consent if the event or occurrence had happened during such period; or

(k)    any commitment or agreement to do any of the foregoing.

SECTION 5.9 Real Property.

(a)    The Seller does not own any Real Property.

(b)     Subject to any Amended/New Real Property Leases entered into at the time of Closing with respect to real property currently leased to Seller by an Affiliate of a member of the Seller Group, Section 5.9(b) of the Disclosure Schedules identifies all real property leased or rented by the Seller Group relating to the Business, other than the Excluded Leases, including the address, date and name of the parties to such lease, including each Acquired Real Property Lease (collectively, the “Leased Real Property”). With respect to the Leased Real Property:

(i)    the Seller has a good and marketable title to a leasehold estate in each of the Leased Real Properties, and such lease is valid, binding, enforceable against the Seller and in full force and effect and the Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)    the Seller is not in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by Seller; and

(iii)    the Seller has paid all rent due and payable thereunder;

(iv)    except as set forth in Section 5.9(b)(iv) of the Disclosure Schedules, the assignment of each Acquired Real Property Lease to the Buyer pursuant to this Agreement does not require the consent of any other party to such Acquired Real Property Lease, will not result in a breach of or default under such Acquired Real Property Lease, or otherwise cause such Acquired Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(v)    to the Seller’s Knowledge, (A) no other party to an Acquired Real Property Lease is not in breach or default under such Acquired Real Property Lease, and (B) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Acquired Real Property Lease; and

(vi)    except as set forth in Section 5.9(b)(vi) of the Disclosure Schedules, the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof.

(c)    The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business. As of the date of this Agreement, the Seller has, and immediately after Closing, the Buyer will have rights to use, all of the Real Property sufficient and necessary to operate the Business as currently conducted in the Ordinary Course of Business.

SECTION 5.10 Acquired Assets.

(a)    Except for the fact that Buyer will not acquire the Non-Transferrable Permits, the Insurance Policies, or Seller’s performance and other bonds, notes, and surety accounts and subject to Section 7.7, the Acquired Assets constitute all of the assets, properties and rights, tangible and intangible, of any nature whatsoever, sufficient and necessary to operate the Business as currently conducted in the Ordinary Course of Business.

(b)    All Acquired Assets are in good and working condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business, are maintained in accordance with normal industry practice, and no defects in any of the foregoing exist which would reasonably be expected to impair the Business in any material respect. The Seller represents and warrants that, other than with respect to recently acquired used Equipment and Equipment and Units returned from lease and not yet repaired in the Ordinary Course of Business, the Units shall be in Rental Ready Condition in all material respects. For these purposes, “Rental Ready Condition” shall mean that the Units are, in all material respects, water/weather tight with load-bearing floors, no roof holes or leaks, operating doors/hardware and exterior paint, merchantable for the Business consistent with industry standards.

(c)    Section 5.10(c) of the Disclosure Schedules lists, as of the Balance Sheet Date, (i) each Vehicle owned by the Seller Group relating to the Business and the serial number or other similar identifying characteristics of each such Vehicle, and (ii) the recorded Seller asset list, as of the Balance Sheet Date, which includes all Equipment (other than Units) owned by the Seller Group relating to the Business.

(d)    Section 5.10(d) of the Disclosure Schedules lists, as of the Balance Sheet Date, each Unit owned by the Seller Group relating to the Business and (i) for each such Unit identifying number, (A) its manufactured year, (B) its status (as to whether it is in use or not in use) and its physical location (including whether such location is on Unit Contract location or off Unit Contract in a branch storage yard location), as of the date set forth on the status report included with the Disclosure Schedules to Buyer (C) its cost, and (D) the aggregate capital expenditures (in dollars) that have been made with respect to such Unit and its monthly rate.

(e)    All Vehicles intended for travel on the road are in material compliance, in all material respects, with all requirements established by the U.S. Department of Transportation.

(f)    The Seller owns and has good and valid title to, or has valid rights to use, all Acquired Assets, including Tangible Personal Property, in each case, free and clear of all Liens, other than Permitted Liens. Upon the Closing, the Buyer will acquire exclusive, good and marketable title to the Acquired Assets (subject to Permitted Liens and the Buyer’s obligation, with Seller’s cooperation, to retitle any of the Acquired Assets (for the avoidance of doubt, each using reasonable best efforts)) and no restrictions arising through or attributed to the Seller or any of its Affiliates will exist on the Buyer’s right to engage in the Business or resell, rent, license or sublicense any of the Acquired Assets.

SECTION 5.11 Acquired Contracts.

(a)    (i) Each Acquired Contract (A) is legal, valid and binding on the Seller and, to the Seller’s Knowledge, the other party thereto; (B) is in full force and effect; and (C) upon consummation of the transactions contemplated hereby, shall continue in full force and effect without penalty or other adverse consequences for which Buyer may be responsible; and (ii) the Seller is not, nor to the Seller’s Knowledge, no other party thereto is, in breach of, or in default under, any Acquired Contract with any Material Customer or Material Supplier that is material to the Business.

(b)    Following the signing, Seller has at their branch offices true and complete copies of all Acquired Contracts material to the Business, including those with all Material Customers and Material Suppliers, which have been made available to Buyer pursuant to Section 7.1(i). All Acquired Contracts are in writing. The Acquired Contracts constitute all of the Contracts, of any nature whatsoever, sufficient and necessary to operate the Business as currently conducted in the Ordinary Course of Business.

(c)    No event has occurred, and no circumstance or condition exists, that, with the lapse of time or the giving of notice or both, would to Seller’s Knowledge, (i) result in a violation or breach of any of the provisions of any Acquired Contract in any material respect; (ii) give any Person the right to declare a default or exercise any remedy under any Acquired Contract that is material to the Business; or (iii) give any Person the right to accelerate the maturity or performance of any Acquired Contract or to cancel, terminate or modify any Acquired Contract that is material to the Business. No party to any of the Acquired Contracts has exercised any termination rights, other than in the Ordinary Course of Business, to the Knowledge of the Seller, with respect thereto, and no such party has given written notice of any significant dispute with respect to any Acquired Contract which has not been resolved as of the date hereof. No course of conduct of any party to any Acquired Contract, with respect to the performance of its obligations or exercise of its rights thereunder, is inconsistent with the express terms and conditions of such Acquired Contract.

(d)    Section 5.11(d) of the Disclosure Schedules sets forth all Contracts with a Material Customer that the Company reasonably anticipates will involve annual payments or consideration furnished (x) to the Company or any of its Subsidiaries of more than $250,000, individually, or together with any related Contracts, in the aggregate or (y) by the Company or any of its Subsidiaries of more than $250,000, individually, or together with any related Contracts, in the aggregate, in each case entered into since January 1, 2020 which will require consent from any third Person to be assigned to the Buyer in connection with the Closing.

(e)    No Contract with a Material Supplier will require consent from any third Person to be assigned to the Buyer in connection with the Closing.

SECTION 5.12 Intellectual Property.

(a)    Section 5.12(a) of the Disclosure Schedules lists all Intellectual Property that is registered or issued or subject to a pending applications for registration or issuance and which the Seller owns.

(b)    Section 5.12(b) of the Disclosure Schedules lists all unregistered Trademarks used by the Seller and material to the operation of the Business, taken as a whole.

(c)    Section 5.12(c) of the Disclosure Schedules provides a complete and accurate list of all Software which any Person of the Seller Group owns or has a valid right to use that is material to the operation of the Business, taken as a whole (excluding any “off the shelf,” “shrink-wrap” or “click-through” licenses).

(d)     Seller has no material Liability to any other Person with respect to the Seller Intellectual Property, other than Liabilities under Contracts with any third party with respect to any licensed Intellectual Property that arise as ordinary course performance obligations and not as Liabilities for breach or any other act or omission of Seller.

(e)    The Seller exclusively owns all right, title and interest in and to, or has a valid and enforceable right to use, all Intellectual Property that is currently used in the operation of the

Business (the “Seller Intellectual Property”). No Party of the Seller Group owns or is the licensee of any Intellectual Property used in the Business other than the owned or licensed Intellectual Property included in the Acquired Assets or provided under an Acquired Contract. Immediately after Closing and consummation of the transactions contemplated hereby, other than with respect to any Seller Intellectual Property associated with the Excluded Assets, the Buyer shall own or have a right to use all Intellectual Property used in the Business immediately prior to the Closing on the same basis as owned or used by Seller or its Affiliates immediately prior to the Closing. Since January 1, 2018, the conduct of the Business and the use of the Seller Intellectual Property has not infringed upon, misappropriated, or violated, and the Seller has not received any written notice asserting that the conduct of its Business or use of the Seller Intellectual Property infringes upon, misappropriates, or violates, any Intellectual Property of any Person. None of the Seller Intellectual Property has been adjudged invalid or unenforceable and all Seller Intellectual Property is valid and enforceable. To the Seller’s Knowledge, no Person has infringed upon, misappropriated, or violated any of the Seller Intellectual Property.

(f)    The Seller has taken commercially reasonable steps (i) to maintain the confidentiality of any trade secrets and material Confidential Information of the Seller and of third parties to which the Seller owes a duty of confidentiality, and (ii) to secure ownership of Intellectual Property developed on its behalf. No current or former employee or contractor of the Company owns any material Intellectual Property developed in the scope of such employee’s or contractor’s employment by, or engagement with, the Company and used in the business of the Company.

(g)    The IT Assets operate and perform in a manner that permits the Seller to conduct the Business as currently conducted and have not materially malfunctioned or failed within the past five years. In the past five years, there has been no unauthorized use, access, interruption, modification, corruption, or material malfunction of any IT Assets (or any information or transaction stored or contained therein or transmitted thereby), and, to Seller’s Knowledge, the IT Assets are free of all viruses, worms, Trojan horses and other malicious Software code. To Seller’s Knowledge, none of the IT Assets contains any bug, defect, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Business implements commercially reasonable measures to prevent the introduction of Malicious Code into the IT Assets and to ensure that the IT Assets are free from such Malicious Code. The Seller is in compliance in all material respects with all applicable Laws, the Seller privacy policies (whether internal or external facing), contractual obligations, and applicable industry standards (including the Payment Card Industry Data Security Standard, if applicable) to the extent relating to the collection, use, processing, storage, security, transfer, or disposition of personally-identifiable information or other sensitive or protected data. In the past five years, there has been no security breach, theft, or compromise of, or unauthorized access to or use of, any personally-identifiable information or other sensitive or protected data collected or stored by or on behalf of the Business.

SECTION 5.13 Legal Proceedings. Section 5.13 of the Disclosure Schedules lists all Legal Proceedings that are pending or threatened in writing, or to the Knowledge of the Seller, orally, by or against any Person of the Seller Group that relate to or may affect the Acquired Assets or the Business. Since January 1, 2018, there are no Legal Proceedings pending or threatened by or against any Person of the Seller Group (a) that question the validity of this Agreement or the other Transaction Agreements or any action taken or to be taken by any Person of the Seller Group in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the other Transaction Agreements or (b) that would reasonably be expected to adversely affect the ability of the Seller to perform its obligations under and consummate the Transaction.

SECTION 5.14 Labor and Employment Matters.

(a)    Section 5.14(a) of the Disclosure Schedules contains a true and correct list of all Business Employees, including name, job title, work location, annual salary or hourly wage rate, classification as exempt or non-exempt, earned but unused paid time off, 2020 commission and bonus, 2021 target bonus, full-time or part-time status, and leave status of each such Business Employee (including the type of leave and the anticipated return date if known).

(b)    Section 5.14(b) of the Disclosure Schedule sets forth a complete and accurate list of all employment agreements or offer letters of Business Employees that provide for: (i) a term of employment (anything other than at-will employment); (ii) severance or other payments upon termination; and/or (iii) change of control payments.

(c)    Section 5.14(c) of the Disclosure Schedule sets forth a true and complete list of all independent contractors who are individuals that currently provide services to the Business, or that have provided such services to the Business in the past year, with the following information: name, description of the services, compensation arrangement, location of services (city, state), and whether the relationship is governed by a written agreement.

(d)    The Seller Group, with respect to the Business, is not a party to or otherwise bound by any CBA, Contract or other agreement, bargaining relationship, or understanding with a labor union, works council or labor organization, and no Business Employees are represented by any labor union, works council, or other labor organization. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require notice to, consent from, bargaining with, or satisfaction of any similar obligations with respect to, any of the Business Employees or any of their bargaining representatives. To the Seller’s Knowledge, there are no activities or proceedings of any labor union to organize any Business Employees and no such activities or proceedings have occurred within the past five years. Since January 1, 2018, there has not been any actual or, to the Seller’s Knowledge, threatened, unfair labor practice charge, material labor grievance, material labor arbitration, labor strike, walkout, work stoppage, slow-down, picketing, lockout, handbilling or other material labor dispute or disruption involving or affecting the Business or any Business Employees. In the past five years, no labor union, works council, other labor organization, or group of Business Employees has made a demand for recognition or certification and there is no pending application for certification of a collective bargaining agent involving the Business or any Business Employees.

(e)    With respect to the Business, the Seller Group is, and for the past five years has been, in compliance in all material respects with all Laws and Contracts respecting labor, employment, and employment practices including, without limitation, all Laws and Contracts respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, facility closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance. For the past five years there has not been any Legal Proceeding relating to, or, to the Seller’s Knowledge, any allegation in writing against any Person of the Seller Group of or relating to, any act of sex-based discrimination, sexual harassment or sexual misconduct involving any Person of the Seller Group or any current or former director or manager (or Persons serving in an equivalent function) or officer (in each case, in such Person’s relation to work related to the Seller Group) of any Person of the Seller Group, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Seller’s Knowledge has any such Legal Proceeding, settlement or other arrangement been threatened. To the Seller’s Knowledge, each of the Business Employees is authorized to work in the United States. With respect to the Business and except as could not result in material liability: (a) the Seller has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses and other compensation that has come due and payable to its current and former employees under applicable Law, Contract or Seller Group policy; and (b) each individual who is providing or within the past five years has provided services to the Seller Group in connection with the Business and who is or was treated as an independent contractor or other non-employee service provider is and was properly treated as such for all applicable purposes.

(f)    To the Seller’s Knowledge, no Business Employee (i) intends to terminate or materially alter the nature of his or her employment with the Business (other than such changes resulting directly from the Transaction).

(g)    To the Seller’s Knowledge, no Business Employee or independent contractor of the Business is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Seller Group; or (ii) owed to any third party with respect to such Person’s right to perform duties for or provide services to the Business.

(h)    There are no current or former employees of the Seller Group who have any right to, or reasonable expectation of, re-hire, re-instatement, recall, or similar rights with respect to the Business. Within the past 180-days, the Seller has not terminated the employment of any of its employees whose employment duties were related to the Business immediately prior to such termination.

(i)    The Seller Group (with respect to the Business) has promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which it is aware. With respect to each such allegation with potential merit, the Seller Group has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Seller Group does not reasonably expect any material liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Business, that, if known to the public, would bring the Business into material disrepute.

(j)    Except as set forth on Section 5.14(j) of the Disclosure Schedule, with respect to the Business, there are no Legal Proceedings pending, or to the Seller’s Knowledge, threatened, against or by the Seller Group involving or relating to any current or former Business Employees or independent contractors, or relating to the Seller Group’s labor or employment practices, nor have there been any such actions in the past three years.

(k)    No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of the Business has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, directive, guideline or recommendation by any Governmental Authority in connection with or in response to COVID-19. The Business has not otherwise experienced any material employment-related liability with respect to COVID-19.

SECTION 5.15 Employee Benefit Plans.

(a)    Section 5.15(a) of the Disclosure Schedules sets forth a correct and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), stock purchase, severance, retention, employment, transaction, change-in-control, deferred compensation, supplemental retirement, pension, profit sharing, bonus, incentive, health, welfare, accident, vacation, paid time off, or other benefit or compensation plan, policy, arrangement, agreement, or program that is maintained, sponsored, contributed to, or required to be contributed to by the Seller or any of its Subsidiaries or ERISA Affiliates for the benefit of any current or former Business Employee or their beneficiaries or in which any current or former Business Employee may participate (the “Seller Plans”). The Seller has made available to the Buyer true, complete and correct copies of the following documents, with respect to the Seller Plans: (i) the current plan documents, including any amendments thereto, the current summary plan description and summary of material modifications, as applicable, (ii) if any, the most recent Form 5500 and any attached financial statements included herewith, and (iii) if any, the most recent determination, opinion or advisory letter, as applicable, from the IRS.

(b)    None of the Seller, its Affiliates or any of the ERISA Affiliates sponsors, maintains, contributed to (or has any obligation to contribute to), or within the six-year period preceding the date of this Agreement has sponsored, maintained or contributed to (or has been obligated to contribute to), or has any Liability under or with respect to any plan that is or was subject to Title IV of ERISA or Section 412, 430 or 436 of the Code or any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA. No Seller Plan provides, and neither the Seller nor any of its Subsidiaries has any current or potential obligation to provide, post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law (“COBRA”) for which the covered Person pays the full cost of coverage, excepting any coverage subsidized under the American Rescue Plan Act of 2021. No Liability under Section 302 or Title IV of ERISA has, or during the immediately preceding six years has, been incurred by any of the Seller, its Affiliates or any of the ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to any of the Seller, its Affiliates or any of the ERISA Affiliates of incurring any such Liability.

(c)    Each Seller Plan that is intended to qualify under Section 401(a) of the Code has received a current favorable determination, opinion or advisory letter from the IRS regarding its qualification thereunder and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Seller Plan.

(d)    There is no Claim pending or, to the Seller’s Knowledge, threatened with respect to any of the Seller Plans (other than routine Claims for benefits) which would result in a liability to the Business. Each Seller Plan (and each related trust, insurance Contract, or fund) has been established, maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws, except as would not result in a liability to the Business. No Liability has been or is expected to be incurred by any Person of the Seller Group (either directly or indirectly, including as a result of an indemnification obligation) under ERISA or any penalty, excise Tax, or joint and several liability provisions of the Code relating to any Seller Plan or any other benefit or compensation plan, program, policy, agreement or arrangement sponsored, maintained or at any time contributed to by any Person of the Seller Group that could, following the Closing, become or remain a Liability of the Business or become a Liability of the Buyer or any of its Affiliates, and to the Seller’s Knowledge, no event or condition has occurred or exists that could result in any such Liability to the Business or, following the Closing, to the Buyer or any of its Affiliates.

(e)    Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event (whether contingent or otherwise): (i) entitle any current or former Business Employee of the Seller or any of its Subsidiaries to any severance pay, unemployment compensation or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any current or former Business Employee of the Seller or any of its Subsidiaries, under Seller Plan or otherwise; (iii) result in the forfeiture of compensation or benefits under any Seller Plan; or (iv) give rise to any Liability under any multiemployer plan, including withdrawal liability.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) reasonably be expected to, directly or indirectly, (i) cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former Business Employee or under any Seller Plan or otherwise or (ii) result in any payment (whether in cash, property or vesting of property) or benefit becoming due to any current or former Business Employee.

(g)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code; provided, however, that any arrangement entered into at the direction of Buyer, or between Buyer and its Affiliates, on the one hand, and a “disqualified individual” under Section 280G(c) of the Code on the other hand (“Buyer Arrangements”) will not be taken into account for purposes of determining the breach or inaccuracy of the representations and warranties made in this Section 5.15(g).

(h)    Each Seller Plan subject to Section 409A of the Code (if any) is in compliance in all respects therewith, such that no Taxes or interest will be due and owing in respect of such Seller Plan failing to be in compliance therewith. There is no obligation to “gross-up” or otherwise indemnify any individual for any Tax, including under Sections 409A and 4999 of the Code with respect to current or former Business Employee.

SECTION 5.16 Taxes.

(a)    All material Tax Returns required to be filed by or with respect to the Business or the Acquired Assets have been filed and all material Taxes with respect to the Business or the Acquired Assets (whether or not shown as due on any such Tax Returns) have been timely paid to the applicable Governmental Authority. All such Tax Returns are true, correct, and complete in all material respects. All property Taxes payable with respect to the Acquired Assets have been timely paid in accordance with applicable Laws.

(b)    There are no Liens for Taxes (other than Permitted Liens) upon any of the Acquired Assets.

(c)    With respect to the Acquired Assets and the Business, all Taxes which were required to be withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other Person have been duly withheld and timely remitted to the proper Governmental Authority. The Seller has complied in all material respects with all reporting and recordkeeping requirements relating to the Taxes described in this Section 5.16(c).

(d)    No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller does not file Tax Returns with respect to the Business and the Acquired Assets that the Seller is or may be subject to taxation by such jurisdiction that would be covered by such Tax Returns.

(e)    None of the Acquired Assets is (i) an interest in any joint venture, partnership or other arrangement or a Contract that could be treated as a partnership for federal income Tax purposes, or (ii) an Equity Interest in any other entity for applicable Tax purposes.

(f)    There is no action, suit, investigation, audit, Claim, dispute, proceeding, assessment, or other Claim concerning any Tax of the Seller Group with respect to the Business, or the Acquired Assets claimed or raised by any Governmental Authority of which any Person of the Seller Group received written notice and no such audit, dispute, proceeding, or other Claim has been threatened in writing by any Governmental Authority.

(g)    With respect to the Business and the Acquired Assets, the Seller has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(h)    Other than with respect to Units leased under Contracts to tax-exempt entities, none of the Acquired Assets is tax-exempt use property under Code Section 168(h).

SECTION 5.17 Permits; Compliance with Laws. The Seller holds all material Permits relating to the Business that are required for the conduct of the Business as currently conducted and the ownership of the Acquired Assets, a true, complete and correct list of which is set forth on Section 5.17 of the Disclosure Schedules (the “Material Permits”). Following the signing, Seller has at their branch offices true and complete copies of all Material Permits, which have been made available to Buyer pursuant to Section 7.1(i). The Seller has made available to the Buyer true, correct and complete copies of all Material Permits. The Seller has no material Liabilities to any Persons with respect to the Material Permits required for the conduct of the Business as currently conducted and the ownership of the Acquired Assets. The Seller has conducted the Business in compliance in all material respects with all applicable Laws, Permits and Orders. No Legal Proceeding is pending or threatened in writing, or to the Knowledge of the Seller, orally, against the Seller Group, alleging any failure to comply with any Law, Permit or Order or otherwise relating to the suspension, revocation or modification of any Permits. Nothing contained herein is a representation by Seller as to the transferability of any Permit currently used by Seller in connection with the Business. And Buyer acknowledges and agrees that Buyer is responsible for obtaining all permits, other than the Acquired Permits, necessary for utilizing the Acquired Assets effective as of the Closing.

SECTION 5.18 Environmental Laws.

(a)    The Seller, with respect to the Business and the Acquired Assets, maintains, possesses and is, and has at all times been in compliance in all material respects with all material Permits issued under applicable Environmental Laws necessary or advisable to conduct the Business and for the ownership and operation of the Business and Acquired Assets. To Seller’s Knowledge, no grounds exists for the revocation, suspension, cancellation, modification, or limitation of any such Permit.

(b)    The Seller has at all times operated its facilities and Acquired Assets, and conducted the Business, and the Acquired Assets are and have been, in compliance in all material respects with all applicable Environmental Laws. The Seller, with respect to the Business and the Acquired Assets, is not subject to any outstanding fines, penalties, or assessments with respect to matters arising under Environmental Law.

(c)    The Seller, with respect to the Acquired Assets of the Business, has not received any written notification, demand, request for information, citation or Order, or been party to any Legal Proceeding, relating to any actual or alleged material violation of, or material Liability under, any Environmental Law, except for such notifications, demands, requests, citations, Orders or Legal Proceedings as were received or initiated prior to January 1, 2018 and have been fully resolved and to the Seller’s Knowledge, there are no threatened actions or claims against Seller under any Environmental Laws.

(d)    Neither the Business nor Seller, with respect to the Acquired Assets or the Business, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, used, operated, generated, Released, exposed any Person to, or owned or operated any real property contaminated by, any Hazardous Substances, in each case in a manner resulting in Liability under applicable Environmental Laws of the Seller or the Business.

(e)    The Seller has made available to the Buyer all material environmental reports, audits, assessments, correspondence, memoranda, permits, computer data, complete files relating to the Seller’s compliance with Environmental Laws and any other documents materially bearing upon (i) environmental matters or (ii) health or safety matters related to exposure to Hazardous Substances relating to the Business or Acquired Assets, or any of their facilities or operations, in each case in their reasonable possession or control.

SECTION 5.19 Customers and Suppliers.

(a)    Section 5.19(a) of the Disclosure Schedules sets forth: (i) the twenty largest customers of the Seller (in the aggregate, measured by revenue generated from such customers by the Business in the years ended December 31, 2020 and December 31, 2019) (the “Material Customers”) and (ii) the revenue generated from such customers (in the aggregate) by the Business for the years ended December 31, 2020 and December 31, 2019.

(b)    Section 5.19(b) of the Disclosure Schedules sets forth: (i) the twenty largest suppliers of the Seller (in the aggregate, measured by the dollar amounts paid to such suppliers by the Business in the years ended December 31, 2020 and December 31, 2019) (the “Material Suppliers”) and (ii) the dollar amounts paid to such suppliers and to all suppliers (in the aggregate) for the years ended December 31, 2020 and December 31, 2019.

(c)    Except as set forth on Section 5.19(c) of the Disclosure Schedules, no Person required to be identified in Section 5.19(a) or Section 5.19(b) of the Disclosure Schedules has advised any Person of the Seller Group that such Person is terminating, suspending or otherwise adversely modifying or considering terminating, suspending or otherwise adversely modifying any material Contract or relationship with the Business or the Seller. Since January 1, 2020, there have been no material disputes between any Person of the Seller Group and any such customer or supplier.

SECTION 5.20 Insurance. Section 5.20 of the Disclosure Schedules lists the insurance policies maintained by the Seller Group that provide coverage for the Business or the Acquired Assets (the “Insurance Policies”). All of the policies required to be listed in Section 5.20 of the Disclosure Schedules are in full force and effect and the Seller is not in default of any provision thereof nor has it received written notice, or to the Knowledge of the Seller, oral notice, of cancellation, termination or nonrenewal thereof or of any material increase in the premiums payable thereunder. To the Seller’s Knowledge, the Seller has obtained all Insurance Policies from financially sound and reputable insurers. To the Seller’s Knowledge, the Acquired Assets and the Seller’s Business are insured against all risks which are customarily insured against by entities operating the same or similar lines of business, in coverage amounts that, to the Seller’s Knowledge, are reasonable and customary for entities engaged in the same or similar lines of business. Nothing contained herein is a representation by Seller as to the transferability of any of the Insurance Policies currently used by Seller in connection with the Business and Buyer acknowledges and agrees that Buyer is responsible for insuring all of the Acquired Assets which it desires to be insured following the Closing.

SECTION 5.21 Fees. Other than the fees that will be paid prior to or at the Closing, with respect to which the Buyer shall have no Liability whatsoever and by which the Acquired Assets shall not be burdened in any respect, the Seller has not paid and has no Liability to pay any fee or commission to any broker, finder or intermediary in connection with the Transaction.

SECTION 5.22 Solvency.

(a)    The Seller is not now insolvent, and will not be rendered insolvent by the consummation of the transactions contemplated hereby. As used in this Section 5.22, “insolvent” means that the sum of the Seller’s Indebtedness and other probable Liabilities exceeds the present fair saleable value of the Seller’s assets.

(b)    Immediately after giving effect to the consummation of the transactions contemplated hereby, (i) the Seller will be able to pay its Liabilities as they become due in the Ordinary Course of Business, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Indebtedness and judgments promptly in accordance with their terms.

SECTION 5.23 Affiliate Transactions. Section 5.23 of the Disclosure Schedules lists (a) all services provided within the twelve months prior to the date of the Latest Balance Sheet to the Seller by its Affiliates and by the Seller to its Affiliates, and the charges assessed for all services provided during such time and (b) all Contracts by and between the Seller, on the one hand, and any Affiliate of the Seller or any family member of such Affiliate, on the other hand ((a) and (b), the “Intercompany Contracts”). Aside from the Intercompany Contracts, there are no other existing contracts as described in clauses (a) and (b) of the foregoing sentence.

SECTION 5.24 Inventory. The Inventory is, when considered in the aggregate, in good and marketable condition, and is usable and of a quantity and quality saleable in the Ordinary Course of Business, except for obsolete, excess, damaged, slow-moving or otherwise unusable Inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The Inventory set forth on the Interim Financial Statements was valued at the lower of cost or market and was properly stated therein in accordance with GAAP consistently applied and consistent with past practice. Other than with respect to normal business delays in the Ordinary Course of Business, the Inventory constitutes sufficient quantities for the normal operation of business in accordance with past practice.

SECTION 5.25 Compliance with Anti-Corruption and Anti-Bribery Laws. Neither the Seller nor any of its officers or managers or, to the Seller’s Knowledge, any employees, agents or representatives (in each case acting for or on behalf of the Seller) has, directly or indirectly: (a) made, offered, accepted, solicited, or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Governmental Authority, candidate for public office, political party or political campaign in violation of any applicable anti-corruption or anti-bribery Law, for the purpose of (i) influencing any act or decision of such Governmental Authority, candidate, party or campaign, (ii) inducing such Governmental Authority, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person in violation of any applicable anti-corruption or anti-bribery Law, (iv) expediting or securing the unlawful performance of official acts of a routine nature or (v) otherwise securing any improper advantage; (b) paid, offered, accepted, solicited, or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment to any Person of any nature; (c) made, offered, accepted, solicited, or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Seller; or (f) otherwise violated any applicable provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery Law.

SECTION 5.26 COVID-19 and COVID-19 Measures. Section 5.26 of the Disclosure Schedules sets forth a list of each loan, exclusion, forgiveness or other item to which any of the Seller Group has applied to or received from any Governmental Authority, including, for the avoidance of doubt, pursuant to any COVID-19 Measure, including any paycheck protection program (PPP) loan, any “Economic Stabilization Fund” loan or other United States Small Business Administration loan, or any “Provider Relief Fund” loan or other U.S. Department of Health & Human Services loan. Any applications for financial assistance by any of the Seller Group under the CARES Act, including any paycheck protection program (PPP) loan, or other similar program, complied in all material respects with the requirements for such applications.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF THE BUYER

The Buyer hereby represents and warrants to the Seller that, on and as of the date of this Agreement (or, to the extent a representation or warranty is made as of a specified date, as of such date) and as of the Closing:

SECTION 6.1 Organization; Power and Authority. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Buyer has all requisite corporate power and authority to own, lease and operate its properties and assets and conduct its business and operations as presently being conducted.

SECTION 6.2 Authorizations; Execution and Validity. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer and no further authorizations from or actions by the Buyer are necessary or appropriate for the Buyer are necessary or appropriate for the Buyer to proceed with the Closing. This Agreement has been duly and validly executed and delivered by the Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to the Enforceability Exceptions.

SECTION 6.3 Absence of Conflicts. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transaction will not, directly or indirectly (with or without notice or lapse of time), (a) result in any violation or breach of any provision of the Organizational Documents of the Buyer, (b) require the consent, notice or other action by any Person under, conflict with, result in any violation or breach of, or constitute a default under, any term or provision of any Contract or Permit to which the Buyer is a party or by which its properties or assets are bound, (c) give any third Person the right to terminate or accelerate, or cause any termination or acceleration of, any Contract or Permit to which the Buyer is a party or by which its properties or assets are bound, or (d) except as set forth in Section 6.4, result in any violation of any Law or any Order applicable to the Buyer or its properties or assets, except for any of the matters referred to in clauses (b), (c) or (d) above which would not reasonably be expected to prevent, impede or otherwise affect in any material respect the Transaction.

SECTION 6.4 Governmental Approvals. There is no requirement applicable to the Buyer to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority for the valid execution and delivery by the Buyer of this Agreement, the due performance by the Buyer of its obligations hereunder or the lawful consummation by the Buyer of the Transaction, except for those required under the HSR Act.

SECTION 6.5 Legal Proceedings. There are no Legal Proceedings pending or, to the Buyer’s knowledge, threatened by or against the Buyer (a) that question the validity of this Agreement or any action taken or to be taken by the Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or the other Transaction Agreements, or (b) that would reasonably be expect to adversely affect in any material respect the ability of the Buyer to perform its obligations under and consummate the Transaction.

SECTION 6.6 Representations and Warranties Insurance Policy. The Buyer has provided the Seller with an accurate and complete copy of the binder for the R&W Insurance Policy, as conditionally bound, including all amendments, exhibits, attachments, appendices and schedules thereto as of the date hereof (the “R&W Insurance Binder”). The binder for such R&W Insurance Policy (a) is in full force and effect (provided that coverage thereunder is subject to the conditions to the insurer’s obligations thereunder as set forth therein) and is a legal, valid, binding and enforceable obligation (except as enforcement may be limited by the Enforceability Exceptions) of the Buyer and, to the knowledge of the Buyer, each of the other respective parties thereto (as the case may be) and (b) has not been terminated or otherwise amended or modified in any respect, and no amendment or modification thereto is contemplated. The Buyer has fully paid any and all deposit premiums or other premiums, fees, expenses or taxes in connection with the R&W Insurance Policy that are due and payable on or prior to the date hereof. Neither the Buyer, nor to the knowledge of the Buyer, any other party to the binder for the R&W Insurance Policy is in default or breach of the R&W Insurance Policy.

SECTION 6.7 Fees. Other than fees that will be paid prior to or at the Closing, with respect to which the Seller shall have no Liability whatsoever, the Buyer has not paid and has no Liability to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

SECTION 6.8 Sufficient Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

SECTION 7.1 Conduct of the Business. From the date hereof until the earlier of the Closing or a valid termination of this Agreement under Article X hereof, except as prohibited by applicable Law, otherwise specifically contemplated by this Agreement or as the Buyer shall otherwise consent to in writing, the Seller agrees that it shall, and shall cause its Affiliates to, operate the Business and the Acquired Assets in the Ordinary Course of Business, use its commercially reasonable efforts to preserve its present operations of the Business and the Acquired Assets, and goodwill of the Business and the Acquired Assets and to preserve the present relationships with Persons having business dealings with the Seller in connection with the Business or the Acquired Assets, including:

(a)    keep in full force and effect the limited partnership existence of the Seller;

(b)    maintain books of account and records of the Seller in the usual, regular and ordinary manner consistent with past policies and practice;

(c)    promptly (once any Person listed in the definition of Seller’s Knowledge obtains actual knowledge thereof) inform the Buyer in writing of any breach or potential breach of the representations and warranties contained in Article V or any breach of any covenant hereunder by the Seller;

(d)    comply in all material respects with applicable Law with respect to the conduct of the Business and the Acquired Assets;

(e)    maintain all current insurance policies related to the Business and the Acquired Assets and use commercially reasonable efforts to ensure that any such policies not be cancelled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect; provided¸ that Seller acknowledges that failure to maintain any such insurance policies does not reduce or eliminate Seller’s Liabilities or obligations with respect to any Retained Liabilities;

(f)    maintain all currently held Material Permits, approvals, bonds and guaranties affecting the Acquired Assets, and make all material filings that the Seller is required to make under applicable Law with respect to the Acquired Assets;

(g)    promptly notify the Buyer of any action with respect to the Acquired Assets or the Business proposed by any Person that is reasonably estimated to cost the Seller in excess of $50,000, other than any actions taken in the Ordinary Course of Business;

(h)    reasonably cooperate with the Buyer and use its commercially reasonable efforts to cause the conditions to the Buyer’s obligations under this Agreement to be satisfied;

(i)    maintain current practices and procedures with respect to any Tax matter unless (i) otherwise required by Law or (ii) any change is not reasonably expected to materially increase any Taxes payable Buyer or any of its Affiliates with respect to the Acquired Assets or the Business; and

(j)    subject to the terms of the Confidentiality Agreement, reasonably cooperate with the Buyer in connection with the Buyer’s investigation of the Business and the Acquired Assets, permit the Buyer and its authorized Representatives to, at reasonable hours and upon reasonable advance written notice, (i) have access to the books and records of the Seller with respect to the Acquired Assets or the Business, (ii) visit and inspect any of the facilities of the Seller, including access to the Contracts and Permits stored at each branch office, and (iii) discuss the affairs, finances, and accounts of the Seller with the executive officers and key employees of the Seller, in each case subject to the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Seller shall not be obligated to provide, or cause to be provided, to Buyer any information, documents or access where such access or disclosure would violate any Law, Order or term of any Contract, or adversely affect the ability of Seller to assert attorney-client, attorney work product or other similar privilege; and provided, further, that in no event shall such access include (A) access to any employees of Seller prior to mutually agreed to notice to such employees of the transactions contemplated by this Agreement, or (B) access to any property to conduct any environmental testing or sampling without prior written consent of Seller. Any disclosure whatsoever to Buyer during such investigation shall not constitute an enlargement of or additional representations or warranties of Seller beyond those representations and warranties specifically set forth in this Agreement.

Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing contained in this Agreement, including the provisions of this Section 7.1 and the provisions of Section 7.2, shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business subject to the terms and provisions of this Agreement.

SECTION 7.2 Negative Covenants of the Seller. Except as expressly authorized by this Agreement, as prohibited by applicable Law or as otherwise specifically set forth in Section 7.2 of the Disclosure Schedules attached hereto, from the date hereof until the earlier of the Closing

Date or a valid termination of this Agreement under Article X, unless the Buyer otherwise agrees in writing, the Seller shall not, and shall cause its Affiliates not to:

(a)    establish, amend, modify, terminate or begin contributing to any Seller Plan or any other benefit or compensation plan, program, policy, agreement or arrangement in which any Business Employee is eligible to participate or may become eligible to participate, including any multiemployer plan, except in each case as required by Law;

(b)    (i) increase or decrease the salary or other compensation or benefits payable or provided to any current or former employees, directors, officers or other services providers of the Business, other than to the extent required under the terms of any Seller Plan set forth on Section 5.15(a) of the Disclosure Schedules and provided to the Buyer prior to the date hereof or to comply with applicable Law, except for salary increases and any annual bonuses for completed performance periods in the Ordinary Course of Business; (ii) enter into, amend, modify or terminate any Seller Plan or any other benefit or compensation plan, agreement, Contract, program, policy or arrangement that would be a Seller Plan if in effect on the date hereof, or accelerate or commit to accelerate the funding, payment or vesting of compensation or benefits provided thereunder or otherwise, except as required by Law; (iii) grant or announce any cash, equity or equity-based incentive awards or an increase in severance or termination pay; (iv) hire any individual who will be a management-level Business Employee or a Business Employee in a sales representative role at Closing; (v) engage any service provider who will provide services to the Business for a term greater than three months; (vi) terminate the employment of (other than for cause) any individual who would have been a management-level employee, employee in a sales representative role or service provider of the Business at Closing, but for such termination of employment; (vii) reassign the duties of (1) any individual who would have been a Business Employee or service provider of the Business at Closing, but for such reassigned duties, or (2) any employee of the Seller who would not have been an employee or service provider of the Business at Closing, but for such reassigned duties, or (viii) furlough or temporarily layoff any Business Employee;

(c)    (i) negotiate, modify, extend, or enter into any CBA applicable to the Business or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;

(d)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor of the Business;

(e)    with respect to Business Employees, implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(f)    sell, transfer or otherwise dispose of any Acquired Asset (or interests in any such assets) of the Seller in an aggregate amount not to exceed $100,000, other than sales of Units, Inventory, services and obsolete product and Equipment in the Ordinary Course of Business;

(g)    other than as contemplated by Section 5.8(e) or Section 7.2(f) or otherwise in the Ordinary Course of Business, sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, hypothecate or encumber, or voluntarily impose or suffer to be imposed, any Lien (other than Permitted Liens) on any of the Acquired Assets;

(h)    enter into any new line of business;

(i)    waive, settle or compromise any Claim or Legal Proceeding relating to the Business or Acquired Assets for an amount in excess of $100,000;

(j)    voluntarily waive or release any material right that could reasonably be expected to adversely affect the Buyer’s ownership or use of the Acquired Assets after Closing;

(k)    request or make application to any Governmental Authority for any variation to or cancellation of any Material Permit relating to the Acquired Assets;

(l)    create a preferential purchase right or transfer restriction (other than transfer restrictions created in the Ordinary Course of Business in accordance with Contracts of the Business) with respect to any of the Acquired Assets except in connection with the performance by the Seller of any of the obligations in this Agreement or the other Transaction Agreements;

(m)    other than in the Ordinary Course of Business, enter into any Contract or lease material to the Business and that, if entered into on or prior to the date hereof, would have been, or would reasonably have been expected to be, included as an Acquired Contract or Acquired Real Property Lease, as applicable;

(n)    enter into (i) other than in the Ordinary Course of Business, any Contract, or series of related Contracts, with any supplier or vendor of the Business with consideration to be paid over the lifetime of such Contract, or series of related Contracts, individually or in the aggregate, over $100,000, or (ii) any Contract with any Affiliate of the Seller Group;

(o)    other than in the Ordinary Course of Business, terminate, amend, modify or amend and restate any Acquired Contracts material to the Business or any Acquired Real Property Leases; or

(p)    enter into any agreement or other Contract to do any of the foregoing.

SECTION 7.3 Cooperation. Each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable in order to consummate and make effective the Transaction.

SECTION 7.4 Consents; Regulatory Filings.

(a)    The Seller shall, upon the prior review and approval of the Buyer (which review and approval shall not be unreasonably withheld or delayed), use commercially reasonably efforts to assist Buyer with its efforts to prepare and file all documents and correspondence (including Acquired Permit transfers, re-issues, modifications and applications and other similar documents) required to be submitted prior to or after the Closing Date to all applicable Governmental Authorities pursuant to any Law in connection with the Agreement. The Seller and the Buyer shall otherwise use commercially reasonable efforts to make all filings and obtain all material Permits, Orders and consents of Governmental Authorities that are required for its execution and delivery of, and the performance of its obligations to be performed on or before the Closing Date pursuant to, this Agreement, including all actions required to be taken under Laws. Prior to the date hereof, each Party made an appropriate filing pursuant to the HSR Act with respect to the Transaction and each Party agrees to make an appropriate response as promptly as practicable to the appropriate Governmental Authorities to any additional information and documentary material that may be requested pursuant thereto necessary to consummate the Transaction in accordance with this Section 7.4. If the Closing occurs, the filing fees related to the filings under the HSR Act shall be borne 50% by the Buyer and 50% by the Seller (and, for the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, if the Buyer has paid more than 50% of such filing fees prior to the date hereof, such excess amount shall be netted against the Closing Date payment of the Buyer contemplated by Section 4.3(a)). If the Closing does not occur, the filing fees related to the filings under the HSR Act shall be borne solely by the Buyer.

(b)    The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filing, application, notice, analysis, appearance, presentation, memorandum, submission, brief, argument, opinion and proposal made or submitted by or on behalf of any Party before any Governmental Authority in connection with the approval of the Transaction; provided, however, that the Buyer and Seller shall jointly direct all matters with any Governmental Authority relating to the Transaction; provided, further, however, that nothing will prevent a Party from responding to or complying with a subpoena, civil investigative demand or other legal process required by Law or submitting factual information in response to a request therefore. In addition, except as prohibited by Law, each Party shall (i) promptly notify the other Party of any communication to that Party from any Governmental Authority relating to the approval or disapproval of the Transaction; (ii) to the extent practicable, permit outside counsel for the other Party to review and consider in good faith such counsel’s views on any proposed written (or any material oral) communication with any Governmental Authority; (iii) not participate in any meetings or substantive discussions with any Governmental Authority with respect thereto without consulting with and offering the other Party (and such other Party’s outside counsel) a meaningful opportunity to participate in such meetings or discussions; and (iv) furnish the other Party with copies of all correspondence and communications between them and their Affiliates and Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to the Transaction.

(c)    The Buyer shall use commercially reasonable efforts to obtain approval of the Transaction by any Governmental Authority under the Antitrust Laws, including taking steps necessary to avoid or eliminate each and every legal impediment under any Antitrust Laws that may be asserted by any Governmental Authority so as to enable the Parties to consummate the Transaction as promptly as reasonably practicable, and in any event prior to the Outside Date.

SECTION 7.5 Certain Confidential Information .

(a)    As an owner of the Acquired Assets and the Business, the Seller and its Affiliates have had access to and contributed to information and materials of a sensitive nature of the Business (including the Confidential Information). The Seller agrees that, for a period of two years following the Closing, unless the Seller first secures the written consent of an authorized representative of the Buyer, the Seller shall not, and shall cause its Affiliates not to, make commercial use of, for itself or any other Person, or disclose to any other Person, any Confidential Information, except to the extent such use or disclosure is required or requested by Law (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) based upon the advice of legal counsel, in which event the Seller (a) shall, to the extent reasonably practicable and legally permissible, promptly inform the Buyer in advance of any such required disclosure, (b) shall reasonably cooperate with the Buyer in obtaining a protective order or other protection in respect of such required disclosure (at the Buyer’s sole expense) and (c) shall limit such disclosure to the extent reasonably practicable while still complying with such requirements. The Seller further acknowledges and agrees that, following the Closing, the Confidential Information shall be owned solely by the Buyer, and the Seller shall, and shall cause its Affiliates to, use commercially reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Promptly after the Closing, the Seller shall, and shall cause its Affiliates to, destroy all Confidential Information in the Seller’s or its Affiliates’, as applicable, possession and control, in whatever form or medium; provided, that the Seller and its Affiliates, as applicable, may (u) retain copies of the Records, including its financial statements, and use such copies of Records for its reasonable business purposes not otherwise restricted in any manner by the Transaction Agreements (including disclosure to its Representatives on an as needed basis), (v) with respect to mental impressions only, retain, use and disclose the identities of any individuals including its clients, customers, suppliers, their management teams so long as any use or disclosure is not in violation of Section 7.11, (w) retain, use, and disclose Confidential Information (i) in connection with the fulfillment of Seller’s obligations hereunder, (ii) in connection with the assertion or defense of any claim under this Agreement or otherwise related to the Transactions or (iii) as previously authorized in writing by Buyer, (x) retain Confidential Information in accordance with policies and procedures implemented by the Seller and its Affiliates in order to comply with applicable Law, professional standards or its bona fide written internal document retention policies, (y) retain, use, and disclose Confidential Information to the extent such Confidential Information is included in, integrated with or otherwise forms a part of Confidential Information of the Seller and its Affiliates that are treated in accordance with the Seller and its Affiliates own policies, procedures and customary and reasonable business practices with respect to confidential information, and (z) retain, use, and disclose Confidential Information to the extent any such Confidential Information is solely related to the Excluded Assets. Notwithstanding anything to the contrary contained herein, nothing in this Section 7.5(a) shall require Paul McShane or Tony Esernia to delete any contacts from their personal cellular phone (or any related cloud back-up of such personal cellular phone).

(b)    Prior to the Closing and after any valid termination of this Agreement, Buyer shall hold, and shall cause its Affiliates, officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, all Confidential Information made available to Buyer or any of its Affiliates, officers, directors, managers, employees, accountants, counsel, consultants, advisors and agents, and Buyer shall comply with, and shall cause all of its Affiliates, officers, directors, employees, managers, and agents to comply with, and shall direct all of its accountants, counsel, consultants, and advisors to comply with, all of its obligations under the Confidentiality Agreement, and, in such event, the Confidentiality Agreement shall remain in full force and effect and Buyer shall remain liable for any breach of the same by any of its Affiliates, officers, directors, employees, managers, agents, accountants, counsel, consultants, or advisors.

SECTION 7.6 Seller Access to Documents; Preservation of Books and Records. For a period of six years after the Closing Date, the Buyer shall make or cause to be made available to the Seller in such a manner as to not unreasonably interfere with the regular operations of the Buyer and the Business, the books and records relating to the Business, the Acquired Assets or the Assumed Liabilities solely with respect to periods prior to the Closing (“Books and Records”) (and the assistance of employees responsible for such books, records and documents) upon reasonable notice and during regular business hours to the extent reasonably necessary to and for the sole purposes of (a) exercising the Seller’s rights or performing its obligations under the Transaction Agreements and (b) preparing reports to and responding to requests from Governmental Authorities or self-regulatory authorities or otherwise to comply with Law; provided, that the Seller shall, and shall cause its Representatives to, treat confidentially nonpublic information about the Business (except in connection with the exercise by the Seller of its rights or performance of its obligations under this Agreement). The Buyer shall (at its sole expense) maintain and preserve all such Books and Records for the greater of (a) a period of six years after the Closing Date and (b) any applicable statutory or regulatory retention period, as the same may be extended. Notwithstanding anything herein to the contrary, the Buyer shall not be required to provide any access or information to the Seller, their Affiliates or any of their respective Representatives which the Buyer reasonably believes (based on the advice of counsel) it is prohibited from providing to the Seller, their Affiliates or their respective Representatives by reason of applicable Law, which, for the avoidance of doubt, (i) constitutes or allows access to information protected by attorney-client privilege, or which the Buyer is required to keep confidential or (ii) could reasonably prevent access by reason of a Contract with a third Person or which would otherwise expose the Buyer or any of its Affiliates to a material risk of Liability.

SECTION 7.7 Consents for Acquired Contracts; Non-Assignable Contracts.

(a)    Section 7.7(a) of the Disclosure Schedules is a list of the Acquired Contracts with the Seller’s Material Customers, which, to Seller’s Knowledge, may require consent (the “Material Acquired Contracts”). Prior to the Closing, the Seller Group shall use reasonable best efforts to obtain consent to assignment for each Material Acquired Contract for which consent is actually required (and shall, for the avoidance of doubt, not seek consent for any Material Acquired Contract for which consent is not required) for such Material Acquired Contract to be assigned at the Closing to the Buyer; provided that the Seller shall cooperate with the Buyer with respect to the manner and process for which such consents are obtained and; provided, further that Seller shall not be required to expend any material out-of-pocket amounts to obtain such consent.

(b)    The Seller shall use reasonable best efforts to arrange for meetings or discussions between the Buyer and its Representatives and Material Customers and Material Suppliers of the Business as requested by the Buyer prior to the Closing. Prior to the Closing, the Buyer shall have the right to contact any counterparties to the Acquired Contracts or Acquired Leases.

(c)    If any of the Material Acquired Contracts are not assignable or transferable (each, a “Non-Assignable Contract”) without the Consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Law, and any of such Assignment Consents are not obtained by the Seller Group on or prior to the Closing Date, the Seller shall continue its efforts, at Seller’s sole cost and expense (subject to Section 7.7(d)) except that Buyer will provide reasonable personnel resources of Transferred Employees of the relevant branch location at no out-of-pocket cost to Seller, to obtain the Assignment Consents from and after the Closing, and, in either case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Contracts, and the Buyer shall not assume the Seller’s rights or obligations under such Non-Assignable Contract (and such Non-Assignable Contract shall not be included in the Acquired Assets). The Seller shall use its commercially reasonable efforts, as described above, to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to the Buyer such Non-Assignable Contracts; provided, that, to the extent Buyer is required to obtain any bond, surety or other financial assurance or Permit as a condition to assignment, Buyer shall use reasonable best efforts to obtain such bond, surety, or other financial assurance or Permit at Buyer’s sole cost and expense. Following any such assignment, such assets shall be deemed Acquired Assets for purposes of this Agreement.

(d)    Following the Closing with respect to Non-Assignable Contracts, Seller and Buyer shall follow the following procedure.

(i)    If the Non-Assignable Contract involves the leasing of a Unit or Units (such asset, a “Leased Non-Assignable Contract”), then Buyer will acquire title to the underlying Unit(s) and assume all obligations of Seller to perform under the Leased Non-Assignable Contract. Buyer will lease the underlying Unit(s) covered by the Leased Non-Assignable Contracts to Seller for an amount equal to 100% of the contract rate of the Leased Non-Assignable Contract, which amount will be paid to Buyer within five Business Days following Seller’s receipt of payment under the relevant Leased Non-Assignable Contract and, with respect to each Unit, under such terms as are in the relevant Leased Non-Assignable Contract (the “Buyer-Seller Master Unit Lease”). Seller will continue to lease the Unit or Units covered by the Leased Non-Assignable Contracts to the relevant customers. Buyer will provide necessary personnel resources of Transferred Employees of the relevant branch location for each Leased Non-Assignable Contract at no material out-of-pocket cost to Seller, to service all Leased Non-Assignable Contracts, including conducting accounts receivable collection activities on behalf of Seller (with the Seller Group’s cooperation and authority as required). Buyer shall indemnify Seller for all obligations of Seller under the Leased Non-Assignable Contract except for those which are Retained Liabilities or which arise out of the Seller Group’s Fraud gross negligence, breach of this Agreement or the other Transaction Agreements, or willful misconduct. Buyer’s lease of a given Unit to Seller will terminate on the earlier of: (x) the termination or expiration of the Leased Non-Assignable Contract related to such Unit (in which case Seller will direct the customer to return the relevant Unit to Buyer and the Buyer-Seller Master Unit Lease will terminate with respect to the Units covered by the Leased Non-Assignable Contract), (y) the receipt of consent to assignment with respect to its related Leased Non-Assignable Contract (in which case the Buyer-Seller Master Unit Lease will terminate with respect to the Units covered by such Leased Non-Assignable Contract), or (z) Buyer’s written election, in its sole discretion, to assume such Leased Non-Assignable Contract notwithstanding the lack of consent (in which case the Buyer-Seller Master Unit Lease will terminate with respect to the Units covered by such Leased Non-Assignable Contract), and, in the case of (y) or (z) the Leased Non-Assignable Contract will become an Acquired Contract. Following such time as there are no further Leased Non-Assignable Contracts, the Buyer-Seller Lease shall terminate and be of no further force and effect. Following the termination of the Buyer-Seller Master Unit Lease, Buyer shall continue to assist Seller with collecting all uncollected accounts receivable under any Lease Non-Assignable Contracts, and Seller shall retain all rights to the uncollected accounts receivable until such time as the receivable is collected or Buyer closes the account.

(ii)    If the Non-Assignable Contract involves the sale of a Unit or Units (such asset, a “Sale Non-Assignable Contract”), then Buyer will assume all obligations of Seller to perform under the Sale Non-Assignable Contract. Seller will subcontract the remaining work under each Sale Non-Assignable Contract to Buyer for an amount equal to 100% of the remaining contract value (each a “Buyer-Seller Subcontract”). Buyer will perform all work under each Buyer-Seller Subcontract with its own personnel or lower tier subcontractors at its sole cost and expense. Buyer will provide necessary personnel resources of Transferred Employees of the relevant branch location for each Sale Non-Assignable Contract, at no material out-of-pocket cost to Seller, to service all Sale Non-Assignable Contracts, including conducting accounts receivable collection activities on behalf of Seller (with Seller’s cooperation and authority as required). Buyer shall indemnify Seller for all obligations of Seller under each Sale Non-Assignable Contract except for those which are Retained Liabilities or which arise out of Seller Group’s Fraud, gross negligence, breach of this Agreement or the other Transaction Agreements, or willful misconduct. Each Buyer-Seller Subcontract will terminate on the earlier of: (x) the completion of the project covered by the relevant Sale Non-Assignable Contract (and any accounts receivable outstanding thereunder will become accounts receivable of Buyer at that time and Seller will receive a credit with respect to the same), (y) the receipt of consent to assignment with respect to a given Sale Non-Assignable Contract (and any accounts receivable outstanding thereunder will become accounts receivable of Buyer at that time and Seller will receive a credit with respect to the same), or (z) Buyer’s written election, in its sole discretion, to assume such Sale Non-Assignable Contract notwithstanding the lack of consent (and any accounts receivable outstanding thereunder will become accounts receivable of Buyer at that time and Seller will receive a credit with respect to the same), and, in the case of (y) or (z) the Sale Non-Assignable Contract will become an Acquired Contract. Each time Seller collects a receivable outstanding under a given Sale Non-Assignable Contract, Seller shall pay to Buyer, under the relevant Buyer-Seller Subcontract, an amount equal to 100% multiplied by the collected receivable amount with respect to such Sale Non-Assignable Contract (each such payment a “Subcontract Interim Payment”) monthly in arrears in accordance with Section 7.7(d)(iii). Upon the termination of each Buyer-Seller Subcontract, Buyer will be paid monthly in arrears in accordance with in accordance with Section 7.7(d)(iii) an amount equal to (1) an amount (the “Buyer Gross Settlement Value”) equal to (A) the Assigned Value of the relevant Sale Non-Assignable Contract multiplied by (B) a percentage equal to (I) the percentage of the underlying project completed during the period between Closing and termination of the relevant Buyer-Seller Subcontract, divided by (II) the total percentage of the project remaining to be completed following Closing under the relevant Sale Non-Assignable Contract, minus (2) any Subcontract Interim Payments previously made to Buyer with respect to such Buyer-Seller Subcontract (the “Buyer Net Settlement Value”).

(iii)    Within five Business Days following the end of each month Seller will pay to Buyer an amount (such amount the “Monthly Settlement Amount”) equal to (I) the Buyer Net Settlement Value for all Buyer-Seller Subcontracts terminated in such month, plus (II) any Subcontract Interim Payments due with respect to receivables collected by

Seller with respect to any Buyer-Seller Subcontracts during such month, minus (III) an amount equal to the total of all accounts receivables outstanding under all Sale Non-Assignable Contract under which the related Buyer-Seller Subcontract terminated during such month, minus (IV) the Buyer Deficit Amount for the prior month (if any); provided, that if the Monthly Settlement Amount for a given month is negative then Buyer shall not receive any payment from Seller for that month. Within 10 Business Days following the month in which the last Buyer-Seller Subcontract terminates, Seller shall pay to Buyer an amount (the “Final Settlement Amount”) equal to (I) the Buyer Net Settlement Value for all Buyer-Seller Subcontracts terminated in such month, plus (II) any Subcontract Interim Payments due with respect to receivables collected by Seller with respect to any Buyer-Seller Subcontracts during such month, minus (III) an amount equal to the total of all accounts receivables outstanding under all Sale Non-Assignable Contract under which the related Buyer-Seller Subcontract terminated during such month, minus (IV) the Buyer Deficit Amount for the prior month (if any); provided, that if the Monthly Settlement Amount for the final month is negative then Buyer shall not receive any payment from Seller, and Buyer shall pay to Seller the absolute value of the Final Settlement Amount. Following the payment of the Final Settlement Amount, Buyer shall be responsible for, and have the right to, collect all uncollected accounts receivable under any Sale Non-Assignable Contracts. “Assigned Value” means the remaining contract value based on Seller’s current percentage completion methodology. “Buyer Deficit Amount” means, with respect to a given month, if the Monthly Settlement Amount for the prior month was negative, the absolute value of the Monthly Settlement Amount for such prior month.

(iv)    Buyer shall reasonably cooperate with the Seller Group in order to effect the agreements set forth in this Section 7.7(d), including using commercially reasonable efforts to provide support with respect to customer billing and other back-office facilitation.

SECTION 7.8 Limited Representations and Certain Acknowledgments.

(a)    BUYER’S REPRESENTATIONS AND ACKNOWLEDGEMENTS.

(i)    THE BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER THE SELLER NOR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAVE MADE OR ARE MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED OR STATUTORY, AT LAW OR EQUITY, WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS, THE SELLER GROUP OR THEIR ACTUAL OR PROSPECTIVE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS OR FINANCIAL CONDITION OTHER THAN AS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS TO WHICH SELLER IS A PARTY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES AS TO ANY FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING INFORMATION WITH RESPECT TO THE BUSINESS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, (I) THE CONDITION OF THE ACQUIRED ASSETS SHALL BE “AS IS” AND “WHERE IS” AND (II) SELLER MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO ANY OF THE ACQUIRED ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

(ii)    EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V AND THE CORRESPONDING DISCLOSURE SCHEDULES, ABSENT FRAUD, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE HEREIN (I) WITH RESPECT TO ANY PROJECTIONS, ESTIMATES OR BUDGETS, OR AS TO THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE SELLER’S BUSINESS, DELIVERED TO OR MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES OR (II) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE SELLER, THE SELLER’S BUSINESS, OR THE ASSETS, LIABILITIES AND OPERATIONS OF THE SELLER FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES (INCLUDING ANY CONFIDENTIAL INFORMATION MEMORANDUM PREPARED BY OPPENHEIMER & CO. AND ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO BUYER IN ANY ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY), OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.

(iii)    THE BUYER FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF THE SELLER OTHER THAN THOSE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS TO WHICH SELLER IS A PARTY.

(iv)    IN CONNECTION WITH THE INVESTIGATION BY BUYER OF THE SELLER’S BUSINESS, BUYER HAS RECEIVED OR MAY RECEIVE FROM SELLER AND ITS AFFILIATES AND REPRESENTATIVES CERTAIN PROJECTIONS, FORWARD-LOOKING STATEMENTS AND OTHER FORECASTS AND CERTAIN BUSINESS PLAN INFORMATION. BUYER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, THAT BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS OR PLANS), AND THAT BUYER SHALL HAVE NO CLAIM AGAINST ANYONE WITH RESPECT THERETO ABSENT FRAUD. ACCORDINGLY, BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR ANY OF SELLER’S AFFILIATES OR ANY OF SELLER’S REPRESENTATIVES MAKES ANY

REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS, FORECASTS OR PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS OR PLANS) EXCEPT IN THE CASE OF FRAUD OR AS SET FORTH IN THIS AGREEMENT.

(v)    BUYER ACKNOWLEDGES, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES AND REPRESENTATIVES, THAT BUYER HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE SELLER’S BUSINESS, RESULTS OF OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE) AND THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, AND THE SELLER, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF SELLER FOR SUCH PURPOSE. BUYER ACKNOWLEDGES AND AGREES THAT: (I) IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE V (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE) OF THIS AGREEMENT AND NOT UPON THE ACCURACY OR COMPLETENESS OF ANY OTHER EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION OF ANY NATURE; AND (II) THAT, EXCEPT IN THE CASE OF FRAUD BY THE SELLER, NONE OF SELLER, ITS AFFILIATES AND ITS REPRESENTATIVES WILL HAVE ANY LIABILITY TO BUYER, ITS AFFILIATES AND THEIR RESPECTIVE REPRESENTATIVES WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION OF ANY NATURE EXCEPT AS EXPLICITLY SET FORTH IN ARTICLE XI. THIS SECTION 7.8 DOES NOT LIMIT ANY COVENANT OR AGREEMENT OF THE PARTIES CONTAINED IN THIS AGREEMENT WHICH, BY ITS TERMS, CONTEMPLATES PERFORMANCE OR NON-PERFORMANCE AFTER THE CLOSING.

(b)    SELLER’S REPRESENTATIONS AND ACKNOWLEDGEMENTS.

(i)     THE SELLER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER THE BUYER NOR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAVE MADE OR ARE MAKING ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED OR STATUTORY, AT LAW OR EQUITY, WITH RESPECT TO THE BUYER OR ANY OF ITS AFFILIATES OTHER THAN AS SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS TO WHICH BUYER IS A PARTY, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES AS TO ANY OTHER MATTER WHICH, UNDER APPLICABLE LAW, WOULD BE DEEMED TO GIVE RISE TO ANY EXPRESS OR IMPLIED WARRANTY.

(ii)    THE SELLER FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OF THE BUYER OTHER THAN THOSE CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS TO WHICH BUYER IS A PARTY.

SECTION 7.9 Litigation Support and Cooperation. If and for so long as any Party is actively contesting or defending against any Claim or Legal Proceeding arising in connection with (a) the Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business (other than an action brought by one Party to this Agreement against another Party or Parties under the terms of this Agreement or in connection with the Transaction), each of the Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (except to the extent the contesting or defending Party is entitled to indemnification therefor under Article XI).

SECTION 7.10 Employees and Employee Benefits.

(a)    Effective as of and contingent upon the Closing Date, the Buyer (or an Affiliate thereof) will offer employment, which offer will be contingent on the Closing of the Transactions contemplated by this Agreement, on an at-will basis, to (and the Seller Group shall, regardless of whether such offer is accepted and unless otherwise agreed to between Buyer and Seller, terminate the employment of) substantially all of the then-actively employed Business Employees of the Seller Group listed on Section 7.10(a) of the Disclosure Schedules (the “Offer Employees”), pending their completion of normal interviewing and hiring processes. The Seller Group shall use commercially reasonable efforts to assist the Buyer or its Affiliates in its efforts to hire the Offer Employees. The Seller Group acknowledges that any such offers are contingent on the satisfaction of all the Buyer’s employment conditions and standard hiring process, including, without limitation and at Buyer’s discretion, the successful completion of background checks, the establishment of appropriate work authorization, and the successful completion of drug screens (the “Standard Personnel Screening Procedures”). The decision of which employees to whom Buyer offers employment is within the Buyer’s sole discretion. An Offer Employee who (i) prior to the Closing Date or Date or Return (as applicable) accepts such offer and has executed and delivered to the Buyer or an Affiliate of the Buyer such other agreements or documents that the Buyer reasonably requires and has satisfied the Standard Personnel Screening Procedures, (ii) continues to be an employee of the Seller Group as of immediately prior to the Closing Date or Date of Return (as applicable), and (iii) actually commences employment with the Buyer or an Affiliate of the Buyer effective as of the Closing Date or Date of Return (as applicable), will become an employee of the Buyer or one of its Affiliates (such an employee is hereinafter referred to as a “Transferred Employee”). In the event any Business Employee who is not actively at work as of the Closing Date becomes available for and able to return to active work within the 90 days following the Closing Date, the Buyer or its Affiliate may offer employment to (and the Seller Group shall terminate) such Business Employee effective upon the date such Business Employee is available for and able to return to active work (the “Date of Return”). Such offer by the Buyer or its Affiliate shall be on the terms set forth in this Section 7.10. For the avoidance of doubt, with respect to any Business Employee who is absent from employment due to vacation, holiday, temporary illness, or similar authorized short term leave of absence as of the Closing Date, such Business Employee shall nevertheless be considered to be actively employed for purposes of this Section 7.10(a). Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall create any obligation on the part of the Buyer to continue the employment of any Transferred Employee for a period of time beyond six months following the Closing Date subject to customary limitations and for cause terminations; provided, that, Buyer may terminate any Transferred Employee earlier than six months for any reason if Buyer provides severance equivalent to six months minus the number of months Buyer actually retained the Transferred Employee for, plus such Transferred Employees severance entitlement outlined below (e.g. if Buyer terminated an employee without cause at three months, Buyer would pay such employee three months of severance plus what they would be entitled to in the following sentence). Any Transferred Employee who is not retained by Buyer after the initial six-month period following the Closing Date, other than as a result of a for cause termination made pursuant to Buyer’s existing policies and practices with respect to such terminations (or a voluntary departure by such Transferred Employee), shall be entitled to receive from Buyer a severance payment, upon execution of a release agreement on customary terms, in an amount equal to three months’ pay for any employee who was employed by Seller prior to the Closing for less than five years and an amount equal to six months’ pay for any employee who was employed by Seller prior to the Closing for more than five years, subject to applicable withholdings (the “Severance Amount”). Notwithstanding anything to the contrary, in the event Buyer terminates any Transferred Employee following the Closing Date due to such Transferred Employee’s unsuccessful completion of any Standard Personnel Screening Procedures which Buyer may require in its sole discretion after the Closing Date, Buyer shall have no obligation to provide any severance or other termination benefits.

(b)    Except as otherwise set forth herein, the Buyer and its Affiliates will have no obligations or other Liabilities under this Agreement with respect to any Person who elects not to become a Transferred Employee in accordance with Section 7.10(a) (any such employee, a “Non-Transferred Employee”), provided, however, that, with respect to (i) Business Employees that are not offered employment by Buyer (i.e., are not Offer Employees) or (ii) who elect to become Non-Transferred Employees, Buyer shall provide such individuals with the Severance Amount, provided that, by mutual agreement of the Parties, Seller may pay the Severance Amount to any such employees and receive credit for such payment by way of applicable adjustment to the Purchase Price. The Seller Group shall be exclusively responsible for all Liabilities arising from the Seller Group’s employment of any such Non-Transferred Employee or the Seller Group’s termination of such employment (including any severance and other similar costs), and all such Liabilities will constitute Retained Liabilities under this Agreement. The Buyer and the Seller Group additionally agree that the Seller Group shall be solely responsible for all Liabilities with respect to the employment by or service to the Seller Group of any current or former employees, independent contractors directors or other service providers during any period ending on or before the Effective Time, including, but not limited to, any claims by any employees, independent contractors, directors or other service providers (or their beneficiaries or dependents) arising from their employment or service provider relationship with the Seller Group, or from the termination of their employment or service relationship with the Seller Group. Without limiting the generality of the foregoing sentence, the Seller Group shall be solely responsible for the Seller Group’s employment of such employees or the termination of such employment with respect to (i) any required compliance with the WARN Act and any applicable state Laws requiring the giving of notice of terminations, lay-offs, site closings or other comparable events, (ii) the payout of all accrued, unused paid time off (to the extent required under any benefit plan, the Seller Group’s policies and/or under applicable Law), and (iii) all Liabilities arising from or under any employment agreement or similar contract or Seller Plans, and relating to compliance with any applicable state or federal labor or employment Law (including but not limited to all Laws pertaining to discrimination, workers’ compensation, unemployment compensation, occupational safety and health, unfair labor practices, family and medical leave, and wages, hours or employee benefits).

(c)    The Seller will be responsible for providing continuation coverage as required by COBRA (“Continuation Coverage”) (i) for all its employees, former employees, and their dependents (but only to the extent of their current plan enrollment) where the qualifying event as defined by COBRA (the “Qualifying Event”) occurs on or before the Closing Date and (ii) with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9 (“M&A Qualified Beneficiaries”) whose employment terminated prior to the Closing Date. The Buyer will be responsible for Continuation Coverage for (i) all Transferred Employees and their dependents where a Qualifying Event occurs after the Closing Date and (ii) any M&A Qualified Beneficiaries who are Transferred Employees whose employment is terminated after the Effective Time and will indemnify the Seller for any Liability or Losses related to the termination of such employment after the Effective Time. The Transferred Employees will, as of the Closing Date, be terminated as participants in any Seller Plan that is intended to meet the requirements of Section 401(a) of the Code in accordance with the terms of such plan, and the Seller will take all action necessary to cause the Transferred Employees to become fully vested in their benefits under each such plan. Further, the Seller will take all action necessary to offer the Transferred Employees who have participant loans secured by their accounts in any such Seller Plan the opportunity to roll over such loans to the 401(k) plan of the Buyer in which such Transferred Employees will be eligible to participate, to the extent that the Buyer’s plan will accept such rollovers. As soon as practicable after the Closing, the Seller shall take or cause to be taken all actions as are necessary or appropriate to terminate and fully wind down and discharge all liabilities arising under or in connection with all Seller Plans in accordance with their terms and applicable Laws. The Seller shall provide the Buyer such evidence of the foregoing as the Buyer shall request. During the period when any Seller Plan is still in force, Buyer shall reimburse Seller for all reasonable, documented out-of-pocket costs and expenses of keeping the relevant Seller Plan active arising on or after the Effective Time (such costs and expenses, the “Employee Benefit Continuation Costs”); provided, that the Employee Benefit Continuation Costs shall not exceed an amount equal to more than $100,000 per month (pro rata for any partial months).

(d)    All service hours credited to each Transferred Employee by the Seller through the Closing Date will be recognized by the Buyer for the purposes of eligibility to participate and vest with respect to vacation and sick pay only (and not including any service credited for other employee benefits, including bonuses, incentive pay, equity grants or other 401(k) matches or benefits or similar retirement or compensation benefits) for the benefit of Transferred Employees, to the extent permitted under applicable Law; provided, that the Buyer shall not be obligated to provide the Transferred Employees any vacation or sick pay benefits exceeding those currently provided by the Seller. Notwithstanding the foregoing, the Buyer will not be obligated to recognize such service for the purpose of accruing benefits under any defined benefit pension plan, but will be obligated to recognize such service for the purpose of computing entitlement to vacations and sick pay, if any, under any employee benefit plan, program or arrangement of the Buyer, to the extent permitted under applicable Law; provided, that, for the avoidance of doubt, the employee benefit plans of Buyer will govern and control benefit eligibility for all purposes for the Transferred Employees (other than with respect to service credited with respect to vacation and sick pay as contemplated in this Section 7.10(d))

(e)    The Seller Group shall pay out all compensation for the 2021 calendar year due to the Transferred Employees through the Closing Date, including the payout of the 2021 annual bonuses (prorated through the Closing Date) and all accrued, unused paid time off (to the extent required under any Seller Plan, the Seller Group’s policies and/or under applicable Law).

(f)    During the period prior to the Closing Date, the Seller Group shall use commercially reasonable efforts to make individual natural person independent contractors engaged by the Seller Group in service to the Business available to the Buyer for the purpose of allowing the Buyer to interview each such contractor and determine the nature and extent of each such Person’s continuation with the Buyer, if any. The Seller Group shall provide to the Buyer contact information for third-party service providers providing contingent personnel to the Business and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by the Buyer.

(g)    The Seller Group agrees that, notwithstanding the terms of any noncompetition, customer non-solicit or other restrictive covenant obligation between the Seller Group and a Business Employee, such Business Employee shall be permitted to provide services to the Buyer and its Affiliates following the Closing, and the Seller Group will not seek to enforce the terms of any such restrictive covenant following the Closing with respect to such Business Employee’s services to the Buyer and its Affiliates.

(h)    For a period of the 90 days following Closing, (i) the Seller Group shall provide Buyer or its Affiliates with weekly access to Paul J. McShane in order to train, consult and support Buyer and its Affiliates in connection with the Business, and (ii) Buyer shall provide the Seller Group with weekly access to former personnel of the Seller as reasonably requested by the Seller Group to assist the Seller with the winding up of the Seller. Such period of access may be extended from time-to-time by the mutual agreement of the Parties.

(i)    This Section 7.10 is an agreement solely between the Seller and the Buyer. Nothing in this Section 7.10, whether express or implied, will be considered to be a Contract between the Seller or the Buyer and any other Person, or will confer upon any employee of the Seller, any employee of the Buyer, any Transferred Employee or any other Person, any rights or remedies (including any third-party beneficiary rights), including (a) any right to employment or recall, (b) any right to continued employment of any specified Person, (c) any right to claim any particular compensation, benefit or aggregation of benefits of any kind or nature whatsoever, or (d) the establishment, amendment, modification or termination of any Seller Plan or any other benefit or compensation plan, program, policy, agreement or arrangement. Nothing in this Agreement shall limit the right of the Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, contract or arrangement at any time. Additionally, notwithstanding anything to the contrary in this Agreement, the Buyer’s obligations under this

Agreement shall not (i) apply to any individual who is furloughed, temporarily laid off, or suffers a termination of employment or reduction in hours or benefits at any time because of, in whole or in part, COVID-19-related circumstances, or (ii) limit the Buyer’s right, in its sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee because of, in whole or in part, COVID-19-related circumstances (in which case, for the avoidance of doubt, the Buyer shall have no obligations under this Agreement, including in respect of providing any severance or termination benefits).

(j)    Notwithstanding anything to the contrary contained herein, any reasonable action taken, or omitted to be taken, by Buyer in response to COVID-19 or any COVID-19 Measure shall not be deemed to be a breach of this Section 7.10 to the extent that such action is reasonable and necessary to protect the health and safety of individuals who are officers, directors, employees or other service providers to the Acquired Assets or the Business or otherwise reasonably required to protect the Acquired Assets or the Business.

SECTION 7.11 Non-Competition.

(a)    For and in consideration of the transactions contemplated herein, during the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date, the Seller shall not, and shall cause each member of the Seller Group not to engage in Competitive Activity in North America.

(b)    For avoidance of doubt, the Seller, Paul J. McShane and Anthony W. Esernia shall not engage in a Competitive Activity in North America for a period of five years following the Closing Date and shall be each required to enter into a Non-Competition, Non-Disclosure and Non-Solicitation Agreement.

(c)    It is the understanding of the Parties that the scope of the covenants contained in this Section 7.11, both as to time and area covered, are necessary to protect the rights of the Buyer and the value of the Acquired Assets to be acquired by the Buyer. It is the Parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by applicable Law to any acts in breach of these covenants. If any such agreements or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

(d)    The Parties agree that the covenants of the Seller not to compete contained in this Section 7.11 and the Non-Competition, Non-Disclosure and Non-Solicitation Agreement may be assigned by the Buyer to any Person to whom may be transferred all or substantially all of the Acquired Assets by the sale or transfer of their business and assets or otherwise. It is the Parties’ intention that these covenants of the Seller shall inure to the benefit of any Person that may succeed to the Acquired Assets (as acquired by Buyer under this Agreement) with the same force and effect as if these covenants were made directly with such successor.

(e)    The Parties agree that, in the event of material breach or threatened material breach of the Seller’s covenants in this Section 7.11, the damage or imminent damage to the value of the Acquired Assets will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the Parties agree that the Buyer shall be entitled to seek injunctive relief against the Seller in the event of any breach or threatened breach of any of such covenants by the Seller, in addition to any other relief (including damages) available to the Buyer under this Agreement or under applicable Law.

(f)    If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Seller, the provisions of this Agreement shall not be rendered void but may be modified so as to be enforceable under applicable Law and such provision shall be deemed to have been modified so as to be enforceable to the fullest extent permitted at law.

SECTION 7.12 Exclusivity. Following the increase of the Deposit from $2,000,000 to $5,000,000 and prior to the termination of this Agreement, the Seller shall not, and shall cause its Affiliates and Representatives not to, solicit or engage in any negotiations or enter into any agreement (a) regarding the terms of any sale, disposition or similar transaction of the Seller, the Business or any of the assets or obligations of the Seller constituting Acquired Assets or Assumed Liabilities (except for dispositions of Inventory in the Ordinary Course of Business as permitted by Section 7.2(f)), whether such transaction takes the form of a sale of interests, merger, reorganization, recapitalization, sale of assets or otherwise, with any Person other than the Buyer, its Affiliates or their respective Representatives or (b) that would otherwise be inconsistent with the consummation of the transactions contemplated hereby. The Seller shall promptly notify the Buyer in writing of any inquiries by third Persons regarding any such alternative or inconsistent transactions. From and after the date hereof, the Seller shall, and shall cause its Representatives and the Persons of the Seller Group to, (x) immediately cease, and cause to be terminated, any solicitation encouragement, discussion of negotiation with any Person conducted heretofore by the Seller or any of its Representatives or the Persons of the Seller Group and (y) promptly request that any such Person(s) promptly return or destroy all non-public, confidential or proprietary information furnished to such Person(s) regarding the Seller Group, the Acquired Assets or the Business by or on behalf of any Person of the Seller Group that such Person(s) received in connection with discussions or negotiations regarding a potential or contemplated Transaction.

SECTION 7.13 Communication Assistance. For a period of 12 months after the Closing Date, (a) the Seller shall (and shall cause the other Persons of the Seller Group to) (i) route all material calls (e.g., not robocalls) directed to the Seller that are inquiring regarding sales, rentals or leases of Units to the Buyer, (ii) forward or direct all material email inquiries and responses relating to sales, rentals or leases of Units to the Buyer (e.g. not spam list-serv blasts), and (iii) refer to the Buyer all bona fide leads generated by any websites of the Seller Group, which are not Acquired Assets, and by e-mail domain names for past, current or prospective customers seeking Unit sales, rentals or leases and accommodate the Buyer’s reasonable requests on modifications or updates to the Seller Group’s websites to refer to the Buyer as the preferred provider of sales, lease and rental services, and (b) the Buyer shall route to Seller all material calls and forward or direct all email inquiries and other correspondence (e.g., not spam list-serv blasts or robocalls) that is reasonably apparent in the context of such call, email or correspondence as intended for a member of the Seller Group that is unrelated to the Business or Acquired Assets.

SECTION 7.14 Leases. With respect to each Real Property Lease or Real Property rental arrangement set forth on Section 7.14 of the Disclosure Schedules, at or prior to the Closing Date, the Buyer and the applicable Person of the Seller Group shall enter into a new or amended and restated lease or rental arrangement on terms mutually agreed to by the Parties negotiating in good faith, which shall include a minimum rental term of two years at current market rental rates for each Real Property leases with a related party (the “Amended/New Real Property Leases”), and Buyer shall otherwise assume each Real Property lease set forth in Section 5.9(b) of the Disclosure Schedules (except, for the avoidance of doubt, the Excluded Leases). With respect to the Jurupa Avenue Lease, the Buyer will use commercially reasonable efforts to negotiate with the landlord and either, at the Buyer’s sole discretion, terminate the Jurupa Avenue Lease or otherwise amend the Jurupa Avenue Lease and the Buyer will be responsible for and pay all costs and expenses associated with such negotiation, termination and/or amendment and the Buyer shall consider, in good faith, any commentary or input of the Seller. Buyer shall reimburse Seller for all reasonable, documented, out-of-pocket costs and expenses it incurs from and after the Closing while the Jurupa Avenue Lease is still in force, including with respect to rent paid by Seller in the interim; provided, that Buyer’s obligation with respect to such out-of-pocket costs and expenses shall not exceed $50,000 unless Buyer provides its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) to such expense.

SECTION 7.15 Certain Buyer Covenants.

(a)    Any acts or omissions of the Buyer, any of its Affiliates or any party acting for the benefit or at the discretion of the Buyer or any of its Affiliates before or after the date hereof or the Closing Date shall not be the exclusive basis for a Material Adverse Effect.

(b)    Buyer shall not (i) amend, waive or otherwise modify any terms of the R&W Insurance Policy in a manner materially adverse to Seller without Seller’s prior written consent, or (ii) cause the termination of the R&W Insurance Policy without Seller’s prior written consent. Buyer shall make all commercially reasonable efforts to ensure that the R&W Insurance Policy comes into effect after the Closing in accordance with the terms of the R&W Insurance Binder Agreement and thereafter remains in full force and effect in accordance with its terms.

ARTICLE VIII

TAX MATTERS

SECTION 8.1 Apportionment of Property Taxes on Acquired Assets. All real property Taxes, personal property Taxes, ad valorem and similar Taxes levied with respect to the Acquired Assets (collectively, “Property Taxes”) for any Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned between the Seller, on the one hand, and the Buyer, on the other hand, based on the number of days of such taxable period included in the Pre-Closing Period and the number of days of such taxable period included in the Post-Closing Period. The Seller shall be liable for the proportionate amount of such Property Taxes attributable to the Pre-Closing Period, and the Buyer shall be liable for the proportionate amount of such Property Taxes attributable to the Post-Closing Period. Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party. Upon payment of any such Apportioned Obligations, the paying Party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying Party is entitled based on the allocation of such obligations under this Section 8.1, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying Party shall make such reimbursement promptly but in no event later than 30 days after the presentation of such statement.

SECTION 8.2 Cooperation on Tax Returns and Tax Proceedings. Seller, at its sole cost and expense, shall control any audits or other proceedings relating to Taxes of Seller. Buyer, at its sole cost and expense, shall control any audits or other proceedings relating to Taxes of Buyer (or Taxes relating to the Acquired Assets or the Business; provided that any settlement or payment of Taxes that would result in an obligation of Seller to pay such Taxes shall require the prior consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned). The Buyer and the Seller shall, and shall cause their Affiliates to, cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Business or the Acquired Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding (subject to Section 7.7) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Seller further agree, upon the written request of the other Party, and at the cost of the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Acquired Assets (including with respect to the Transaction).

SECTION 8.3 Transfer Taxes. In the event any Transfer Taxes are due, any Transfer Taxes due shall be borne 100% by the Buyer. The Seller and the Buyer shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and in establishing that any exemptions from such Transfer Taxes have been satisfied.

SECTION 8.4 Price Adjustment. The Buyer and the Seller agree that any payment by either such Party under this Article VIII or Article XI shall be treated by the Parties on their Tax Returns as an adjustment to the Purchase Price except to the extent otherwise required under applicable Law.

ARTICLE IX

CONDITIONS TO CLOSING

SECTION 9.1 Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the Transaction shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing, but only to the extent that the Buyer has not delivered a written waiver of such condition in whole or in part executed by the Buyer and delivered to the Seller at or prior to the Closing:

(a)    the representations and warranties of the Seller contained in Article V shall be (i) with respect to the Fundamental Representations, true and correct in all respects (except for de minimis inaccuracies), on and as of the date of this Agreement and on and as of the Closing Date

(except for Fundamental Representations that expressly speak as of a specific date or time, which need only be true and correct as of such date or time) and (ii) with respect to the other representations and warranties contained in Article V, true and correct on and as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations that expressly speak as of a specific date or time, which need only be true and correct as of such date or time); provided, that clause (ii) shall be deemed satisfied unless the failure of such representations and warranties to be so true and correct has had or would reasonably be expected to have a Material Adverse Effect. Solely for purposes of clause (ii) in the preceding sentence, qualifications as to “materiality” or “Material Adverse Effect” contained in such representations and warranties shall be disregarded (except with respect to Section 5.8(a), and any such qualification to the extent it qualifies an affirmative requirement to list specified items on a section of the Disclosure Schedule);

(b)    the Seller shall have performed and complied with, in all material respects, each of its agreements, covenants and obligations contained in this Agreement that are contemplated hereunder to be performed prior to or at the Closing;

(c)    no Legal Proceeding shall have been instituted by any third Person or Governmental Authority against the Buyer or any Person of the Seller Group seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby;

(d)    no statute, rule, regulation, executive order, decree or ruling shall have been enacted or promulgated by any Governmental Authority which prohibits or restrains, renders illegal or enjoins the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby;

(e)    the Seller shall have (i) executed, obtained and delivered to the Buyer each of the agreements, certificates, instruments and other documents that the Seller Group is obligated to execute, obtain and deliver pursuant to Section 4.2 and (ii) delivered to the Buyer a certificate duly executed by the Seller that each of conditions stated in Section 9.1(a) and Section 9.1(b) are satisfied in all respects;

(f)    there shall not have occurred a Material Adverse Effect since the date of this Agreement that is continuing on the Closing Date;

(g)    there shall not have occurred any damage, destruction, loss, condemnation, taking or casualty to any Acquired Asset or Acquired Assets, which, individually or in the aggregate, is in excess of (i) $20,000,000.00 or (ii) for amounts in excess of $10,000,000.00 but less than or equal to $20,000,000.00 that is not covered by applicable Insurance Policies of Seller provided that Buyer will be reasonably expected, in Buyer’s reasonable discretion, to receive such proceeds from any related claims made under such Insurance Policies of Seller to the extent paid after the Closing Date;

(h)    no Seller Requisite Approval shall have been withdrawn, revoked, repealed or rescinded, or in any other manner be no longer in full force and effect or otherwise rendered invalid and

(i)    any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

SECTION 9.2 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the Transaction shall be subject to the satisfaction of each of the following conditions precedent at or prior to the Closing, but only to the extent that the Seller has not delivered a written waiver of such condition in whole or in part executed by the Seller and delivered to the Buyer at or prior to the Closing:

(a)    each of the Buyer’s representations and warranties as set forth in Article VI shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except that any representation or warranty expressly made as of a specified date shall be true and correct in all material respects on and as of such date, except where the failure(s) of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the Transaction;

(b)    the Buyer shall have performed and complied with, in all material respects, each of its agreements and obligations contained in this Agreement that are contemplated hereunder to be performed prior to or at the Closing;

(c)    no statute, rule, regulation, executive order, decree or ruling shall have been enacted or promulgated by any Governmental Authority which prohibits or restrains, renders illegal or enjoins the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby;

(d)    the Buyer shall have (i) executed, obtained and delivered to the Seller each of the agreements, certificates, instruments and other documents that the Buyer is obligated to execute and deliver pursuant to Section 4.3 and (ii) delivered to the Seller a certificate duly executed by the Buyer that each of the conditions stated in Section 9.2(a) and Section 9.2(b) are satisfied in all respects; and

(e)    any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

SECTION 9.3 Frustration of Conditions. None of Seller or Buyer may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused primarily by the failure of Seller or the Seller Group, on the one hand, or Buyer, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Transaction and (ii) otherwise breached any provision under this Agreement such that the conditions set forth in Section 9.1 or Section 9.2, as applicable, would not be satisfied.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. This Agreement may be terminated prior to the Closing:

(a)    by the mutual written consent of the Buyer and the Seller;

(b)    by the Seller, if:

(i)    the Buyer has breached any representation, warranty, covenant, agreement or obligation of the Buyer contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.2, and which breach cannot be or has not been cured within the earlier of (A) 30 days after the giving of notice by the Seller to the Buyer specifying such breach and (B) the Outside Date; or

(ii)    the Transaction has not been consummated on or before the Outside Date; provided, that the Seller will not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(ii) if the failure to consummate the Transaction on or before the Outside Date results from the Seller’s breach of any representation, warranty, agreement or obligation contained in this Agreement which breach gives rise to a failure of condition under Section 9.1; or

(iii)    a Law or final, non-appealable Order has been enforced or entered by any Governmental Authority that prohibits or enjoins the Closing; provided, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to the Seller if the issuance of such final, non-appealable Order was primarily due to the failure of the Seller to perform any of its obligations, covenants or agreements under this Agreement;

(c)    or by the Buyer, if:

(i)    the Seller has breached any representation, warranty, covenant, agreement or obligation of the Seller contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 9.1, and which breach cannot be or has not been cured within the earlier of (A) 30 days after the giving of notice by the Buyer to the Seller specifying such breach and (B) the Outside Date;

(ii)    the Transaction has not been consummated on or before the Outside Date; provided, that the Buyer will not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(ii) if the failure to consummate the Transaction on or before the Outside Date results from the Buyer’s breach of any representation, warranty, agreement or obligation contained in this Agreement which breach gives rise to a failure of condition under Section 9.2;

(iii)    a Law or final, non-appealable Order has been enforced or entered by any Governmental Authority that prohibits or enjoins the Closing; provided, that the right to terminate this Agreement under this Section 10.1(c)(iii) shall not be available to the Buyer if the issuance of such final, non-appealable Order was primarily due to the failure of the Buyer to perform any of its obligations, covenants, or agreements under this Agreement;

(iv)    any Person of the Seller Group initiates a Legal Proceeding against the Seller, the Buyer or any of their respective Affiliates in connection or in any way relating to or arising out of the transactions contemplated hereby; or

(v)    any failure of any conditions contained in Section 9.1(f).

SECTION 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1(a), this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Seller, the Buyer or their respective representatives. Notwithstanding the foregoing, in the event of termination of this Agreement (a) by the Buyer as provided in Section 10.1(c)(i) or Section 10.1(c)(ii) if the Seller was in willful breach of any representation, warranty, agreement or obligation contained in this Agreement which willful breach gives rise to a failure of a condition under Section 9.1, the Seller shall be liable to the Buyer for all Losses actually suffered by the Buyer as a result of such termination, or (b) by the Seller as provided in Section 10.1(b)(i) or Section 10.1(b)(ii) if the Buyer was in willful breach of any representation, warranty, agreement or obligation contained in this Agreement which willful breach gives rise to a failure of a condition under Section 9.2, the Buyer shall be liable to the Seller for all Losses actually suffered by the Seller as a result of such termination. Notwithstanding the foregoing, the Confidentiality Agreement, this Section 10.2 and Sections 12.2 through 12.12, shall survive any termination of this Agreement. In the event of termination of this Agreement (x) pursuant to Section 10.1(b)(iii) or Section 10.1(c), the Deposit shall be returned to the Buyer and the Seller shall have no rights or interest in the Deposit and the Buyer and the Seller will deliver joint written instructions to the Escrow Agent so that the Deposit may be disbursed to the Buyer promptly upon such termination and (y) for any other reason the Deposit shall be paid to Seller and the Buyer shall have no rights or interest in the Deposit and the Buyer and the Seller will deliver joint written instructions to the Escrow Agent so that the Deposit may be disbursed to the Seller promptly upon such termination.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Seller contained in Article V, and the representations and warranties of the Seller contained in any certificate or Closing document delivered pursuant to this Agreement, shall expire at the Closing and shall thereafter be of no further force and effect. The representations and warranties of the Buyer in Article VI and in any certificate or Closing document of the Buyer delivered pursuant to this Agreement shall expire on the six-month anniversary of Closing. All covenants and agreements contained herein which by their terms are to be performed (or which prohibit actions) subsequent to the Closing Date, shall survive the Closing until such particular covenant or agreement is fully performed as provided in this Agreement. All covenants set forth herein to be performed prior to or at the Closing shall terminate 60 days after the Closing. Notwithstanding anything contained in this Section 11.1 to the contrary, (i) the foregoing is not intended to limit the survival periods contained in the R&W Insurance Policy or in any way limit or restrict the Buyer Indemnified Parties from recovering for Losses from breach of representations and warranties pursuant to the R&W Insurance Policy and (ii) the obligations of the Seller to retain, and indemnify the Buyer Indemnified Parties for, the matters set forth in Section 11.2 shall survive the Closing for a period of 12 months. The provisions of this Article XI will not, however, prevent or limit a cause of action under Sections 2.6, 7.11(e), or 12.7 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

SECTION 11.2 The Seller’s Indemnification Obligations. Subject to the limitations set forth in this Article XI, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its heirs, executors, successors and assigns (the “Buyer Indemnified Parties”), from and against Losses arising out of or relating to (a) any breach by the Seller of, or failure of the Seller to comply with, any covenant or agreement contained in this Agreement to be performed, in whole or in part, by the Seller, (b) any Excluded Taxes, (c) any Excluded Asset or Retained Liability, (d) any breach of the representation and warranty in the last sentence of Section 5.13, or (e) any noncompliance with applicable bulk sales (provided that each Party hereby waives compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the transaction contemplated by this Agreement), or fraudulent transfer Laws in connection with the Transaction In the event a Buyer Indemnified Party is finally determined to be entitled to indemnification pursuant to this Section 11.2, such Buyer Indemnified Party’s first recourse shall be to the Indemnity Escrow Account and the Buyer and the Seller shall deliver joint written instructions (in accordance with the Escrow Agreement) to the Escrow Agent instructing the Escrow Agent to pay to the Buyer from the Indemnity Escrow Account cash in an amount equal to such Losses; provided, that if the distributable amounts in the Indemnity Escrow Account are insufficient to pay such excess amount, then the Buyer and the Seller shall deliver joint written instructions (in accordance with the Escrow Agreement) to the Escrow Agent instructing the Escrow Agent to pay such excess amount from the Adjustment Escrow Account; provided, further that if the distributable amounts in the Indemnity Escrow Account and the Adjustment Escrow Account are insufficient to pay such excess amount, the Seller shall pay such remaining excess amount from other sources, provided that in no event shall such payment obligations exceed the amount of the Purchase Price actually received by Seller pursuant to this Agreement. On the first Business Day following the 12-month anniversary of the Closing Date (the “Indemnity Escrow Termination Date”), (i) the Seller shall deliver to the Buyer a schedule setting forth (A) the amount of the funds remaining in the Indemnity Escrow Account as of such time, less (B) the sum of (1) any Losses related to Claims that Seller has been finally determined to be liable to a Buyer Indemnified Party pursuant to this Article XI, but which have not yet been paid out of the Indemnity Escrow Account by the applicable Buyer Indemnified Parties and (2) the aggregate amount of all Liabilities specified in any then-unresolved good faith Claims for which indemnification is made in accordance with this Article XI prior to the Indemnity Escrow Termination Date (the difference between the amounts in preceding clauses (A) and (B), the “Indemnity Escrow Release Amount”) and (ii) the Buyer and the Seller shall thereafter deliver joint written instructions (in accordance with the Escrow Agreement) to the Escrow Agent to release the Indemnity Escrow Release Amount in the Indemnity Escrow Account to the Seller. Following such time as all unresolved good faith Claims referenced in the previous sentence have been resolved, the Buyer and Seller shall deliver joint written instructions in accordance with the Escrow Agreement to cause the Escrow Agent to release any remaining amounts in the Indemnity Escrow Account to the Seller.

SECTION 11.3 The Buyer’s Indemnification Obligations. Subject to the limitations set forth in this Article XI, from and after the Closing, the Buyer shall indemnify and hold the Seller and its heirs, executors, successors and assigns (the “Seller Indemnified Parties”) harmless from and against any and all Losses arising out of (a) any breach of any representation or warranty of the Buyer contained in Article VI or in any certificate or Closing document delivered pursuant to this Agreement, (b) any breach by the Buyer of, or failure of the Buyer to comply with, any covenant or agreement contained in this agreement to be performed, in whole or in part, by the Buyer and (c) all Transfer Taxes and any other Taxes of the Seller for which the Buyer is responsible.

SECTION 11.4 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, including this Article XI:

(a)    any amount payable pursuant to Section 11.2 in respect of any Losses under such Section 11.2 shall be determined without duplication of recovery in the event of Losses arising from or relating to a breach of more than one covenant or agreement for which indemnification is provided under Section 11.2.

(b)    For purposes of determining the amount of Losses resulting from the breach of any representation, warranty, covenant or agreement, and for purposes of determining the existence of any such breach, all references to “material,” “materially,” “materiality,” or “Material Adverse Effect” will be disregarded.

(c)    Seller shall not be liable to, or have any obligation to indemnify Buyer for, any Losses (i) except in the case of Fraud by Seller, to the extent that such Losses primarily result from or primarily arise out of actions taken by Buyer from and after the Closing Date, or (ii) or to the extent that such Losses primarily result from or are increased by a failure of Buyer to mitigate damages.

SECTION 11.5 Third Party Claims. If any third Person asserts a Claim (a “Third-Party Claim”) against an Indemnified Party that would reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under this Article XI, the Indemnified Party shall give notice of such Third-Party Claim to the Seller (in the case of a Third-Party Claim asserted against a Buyer Indemnified Party) or the Buyer (in the case of a Third-Party Claim asserted against the Seller Indemnified Party) as soon as practicable (but in no event later than five Business Days after receiving notice of such Third-Party Claim or otherwise acquiring actual knowledge of the assertion thereof), shall have the right (but not the obligation) to assume the defense of such Third-Party Claim; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any Liability that the Indemnifying Party may have hereunder with respect to such Third-Party Claim, except to the extent that the Indemnifying Party is prejudiced as a result of such failure, including where the failure to so notify the Indemnifying Party results in Losses to the Indemnifying Party, the forfeiture of substantive rights or defenses that would otherwise be available in the defense of such Third-Party Claim, or the incurrence of fees and expenses by counsel selected by the Indemnified Party which would be indemnifiable Losses under this Agreement. If the Indemnifying Party elects not to assume the defense or fails to assume the defense within 30 days after the Indemnified Party provides notice to the Indemnifying Party of such Third-Party Claim, then the Indemnified Party may employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it against any such Third-Party Claim, and the reasonable out of pocket attorney’s fees incurred by the Indemnified Party for such counsel will be included in the Indemnified Party’s Losses; provided, however, that the Indemnified Party’s Losses shall not, in connection with any Legal Proceeding or separate but substantially similar Legal Proceedings arising out of the same general allegations, include the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Third-Party Claim. If the Indemnifying Party does assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in the defense of such Third-Party Claim solely at the Indemnified Party’s expense. If the Indemnified Party retains its own counsel, the Indemnifying Party shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Third-Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement with respect to any Third-Party Claim it has assumed the defense of unless such settlement includes an unconditional release of the Indemnified Party for Liability arising out of such Claim. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third-Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party. Notwithstanding anything in this Section 11.5 to the contrary: (i) the Buyer shall in all cases be entitled to control the defense of a Third-Party Claim if the Buyer reasonably believes that such Third-Party Claim could result in Losses which, taken together with other then outstanding Claims by the Buyer under this Agreement or any other Transaction Agreement, could exceed the remaining potential damages payable by the Seller under this Agreement; and (ii) the Indemnified Party shall in all cases be entitled to control the defense of a Third-Party Claim if the Indemnified Party’s outside counsel will have reasonably concluded and advised in writing (with a copy to the Indemnifying Party) that (A) such Third-Party Claim could adversely affect in any material respect the Indemnified Party or its Affiliates other than as a result of money damages or if injunctive or other non-monetary relief has been sought against the Indemnified Party or its Affiliates, (B) the Third-Party Claim relates to or arises in connection with any criminal proceeding against the Indemnified Party, or (C) such defense involves defenses of the Indemnified Party that are inconsistent with those available to the Indemnifying Party; provided, that the Indemnifying Party shall have the right, at its own expense, to participate with the Indemnified Party in the defense of any such Third-Party Claim.

SECTION 11.6 Exclusive Remedy.

(a)    Unless otherwise prohibited by applicable Law (pursuant to statutory or other provisions that cannot be waived by the Parties), from and after the Closing, absent Fraud, the remedies of the Parties specifically provided for in this Article XI and Section 10.2 shall be the sole and exclusive remedies of the Parties for all matters covered or contemplated by this Agreement (including any breach of a representation, warranty or covenant); provided, however, that nothing in this Article XI shall limit the right of any Party to seek specific performance or injunctive relief in connection with a breach by another Party of its obligations under this Agreement that occurs before or after the Closing Date and nothing herein shall limit the rights of the Parties under Article III hereof. In no event, whether before or after the Closing Date, shall any Party be liable to any other Party for special, punitive or exemplary damages, whether based in contract, tort, strict liability or otherwise.

(b)    In furtherance of the foregoing, the Buyer (on behalf of itself and each of the Buyer Indemnified Parties) acknowledges and agrees that, except as provided for in Section 11.2, except for Fraud by the Seller, the sole and exclusive remedy of the Buyer Indemnified Parties for Losses with respect to any breach by or inaccuracy of the Seller in any representation or warranty of the Seller Article V (other than, for the avoidance of doubt, any breach or inaccuracy of the representation and warranty in the last sentence of Section 5.13) or any certificate or closing document delivered by or on behalf of the Seller hereunder shall in each case be satisfied solely from the R&W Insurance Policy. From and after the Closing, the Seller shall, and shall cause its Affiliates to, use good faith efforts to reasonably cooperate with the Buyer Indemnified Parties in connection with any Claim made by such Person under the R&W Insurance Policy.

SECTION 11.7 Cooperation; Access to Documents and Information. The Parties shall reasonably cooperate with each other in connection with resolving any indemnification Claims. Without limiting the generality of the foregoing, any Indemnified Party who desires to assert an indemnification Claim pursuant to this Agreement shall (i) provide to the Indemnifying Party all documents, books, records and other information reasonably relating to such indemnification Claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense as promptly as practicable and (ii) give the Indemnifying Party reasonable access from time to time to the accounting and other appropriate personnel and the independent accountants of the Indemnified Party and its Affiliates (and, if the indemnification Claim relates to Real Property, access to such Real Property) in order to permit the Indemnifying Party to obtain information reasonably required to evaluate such indemnification Claim.

ARTICLE XII

GENERAL

SECTION 12.1 Amendments. This Agreement may only be amended, modified or supplemented by an instrument in writing executed by each of the Parties.

SECTION 12.2 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the Party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

SECTION 12.3 Notices. Any notices, requests, consents, Claims, demands, waivers or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by electronic mail transmission (with confirmation of receipt requested or received) or recognized international overnight courier to the Parties at the following addresses (or at such other address for any Party as shall be specified by like notice); provided, that notices of a change of address shall be effective only upon receipt thereof. Notices sent by electronic mail transmission shall be effective when transmitted prior to 5:00 pm Pacific Time on a Business Day or on the subsequent Business Day after transmittal and notices sent by courier guaranteeing next day delivery shall be effective on the next Business Day after delivery to the courier.

(a)    If to the Seller, to:

Design Space Modular Buildings PNW, LP

26020 Acero, Suite 250

Mission Viejo, CA 92691

Attn:    Paul McShane

Email: Paul@McShane1.com

With a copy (which shall not constitute effective notice), to:

Jackson Walker LLP

2323 Ross Avenue, Suite 600

Dallas, TX 75201

Attn:    Kevin Jones

Email: kjones@jw.com

(b)    If to the Buyer, to:

McGrath RentCorp

5700 Las Positas Road

Livermore, CA 94551-7800

Attn:    President

With a copy (which shall not constitute effective notice), to:

McGrath RentCorp

5700 Las Positas Road

Livermore, CA 94551-7800

Attn:     VP Legal

Email:     philip.hawkins@mobilemodular.com; melodie.craft@mgrc.com

With a copy (which shall not constitute effective notice), to:

Kirkland & Ellis LLP

1601 Elm Street,

Dallas, Texas 75201

Attn:    Michael Considine, P.C.

Email:     MPConsidine@kirkland.com

SECTION 12.4 Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Parties; provided, that the Buyer may assign this Agreement and the other Transaction Agreements or any of its rights or obligations under this Agreement and the other Transaction Agreements to any of its Affiliates, in which case Buyer shall nonetheless remain responsible for the performance of all of its and its assignee’s obligations under this Agreement and shall be responsible for any breach of this Agreement by its permitted assignee, without the consent of the other Parties to this Agreement, provided that Buyer will give notice of such assignment or delegation to Seller prior to the same. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, the Indemnified Parties (with respect to the provisions of Article XI), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement.

SECTION 12.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

SECTION 12.6 Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits and Annexes hereto, and the documents and instruments executed and delivered in connection herewith, including the other Transaction Agreements) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the Parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits, Annexes and Disclosure Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

SECTION 12.7 Remedies. Each of the Parties acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other Parties and (ii) the other Parties would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 10.1, the Parties shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other Parties without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the Parties may be entitled hereunder or at law or equity (which other remedies shall be limited to the provisions of Article XI from and after the Closing).

SECTION 12.8 Choice of Law; Jurisdiction; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE TRANSACTION, ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTIES, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    Each of the Parties hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the Federal courts of the United States of America sitting in the State of California (and if jurisdiction in such Federal courts shall be unavailable, the state courts of California sitting in Alameda County), and any appellate court from any thereof, in any Legal Proceedings arising out of or relating to this Agreement, the Transaction or the other Transaction Agreements and agrees that all Claims in respect of the Legal Proceedings may be heard and determined in any such court, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Federal courts of the United States of America sitting in the State of California (and if jurisdiction in such Federal courts shall be unavailable, the state courts of California sitting in Alameda County), (ii) agrees that any Claim in respect of any such action or proceeding may be heard and determined in the Federal courts of the United States of America sitting in the State of California (and if jurisdiction in such Federal courts shall be unavailable, the state courts of California sitting in Alameda County), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Federal courts of the United States of America sitting in the State of California (and if jurisdiction in such Federal courts shall be unavailable, the state courts of California sitting in Alameda County), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Federal courts of the United States of America sitting in the State of California (and if jurisdiction in such Federal courts shall be unavailable, the state courts of California sitting in Alameda County).

(c)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT INVOLVES ANY FINANCING SOURCE), WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SUBSECTION (C).

SECTION 12.9 Expenses. Except as provided in Section 8.3 or otherwise set forth herein, each of the Parties shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby. All out-of-pocket costs and expenses associated with the Escrow Agreement, the HSR Act, and the R&W Insurance Policy will be split 50%/50% between the Seller and the Buyer; provided, that Seller’s obligation with respect to out-of-pocket costs and expenses of the R&W Insurance Policy (including with respect to the premium) will be capped at $443,000. In addition, the Seller will be responsible for (a) all sale bonuses, change of control payments, retention payments, severance payments, or similar payments payable, plus the amount of the employer portion of any employment Taxes payable with respect to such amount, (b) Seller’s portion of the expenses set forth in the preceding sentence, (c) the costs and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Seller Group that are payable by the Seller Group in connection with the negotiation, preparation, execution and consummation of the transactions contemplated by this Agreement and the Transaction Agreements, including all brokers and finders’ fees, and (d) any costs and expenses for which the Seller Group is expressly responsible for under this Agreement (collectively, the “Closing Transaction Expenses”). In addition, the Buyer will be responsible for all costs and expenses associated with the negotiation, termination and/or amendment of the Jurupa Avenue Lease in accordance with the last two sentences of Section 7.14.

SECTION 12.10 Release of Information. No Party shall make, or cause or permit to be made, any press release or public announcement, including any announcement to a material portion of the Seller’s Business Employees, or otherwise communicate with any news media, in respect of this Agreement or the Transaction without the prior written consent of the other Party, and each Party shall cooperate as to the timing and contents of any such press release or public announcement; provided, however, that Buyer may, without the prior consent of the other parties, make such press release, public disclosure, securities law filings, or public announcement as may be required in Buyer’s opinion under applicable Law, including stock exchange rules and regulations (including the filing of Forms 8-K announcing the Transaction and the filing of this Agreement with the Securities and Exchange Commission as may be required under applicable Law) and Buyer may communicate general information with respect to this Agreement and the Transaction with its Affiliates and direct and indirect equityholders.

SECTION 12.11 Certain Rules of Construction. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years or (b) any reference to a “Section,” “Article” or

“Exhibit” shall be deemed to refer to a section or article of this Agreement, the Disclosure Schedules or an exhibit attached to this Agreement. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. The phrases “disclosed in writing to the Buyer”, “provided to the Buyer” or “made available to the Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the VDR maintained by the Seller or its representatives or delivered to the Buyer at least three Business Days prior to the date of this Agreement.

SECTION 12.12 Counterparts. Delivery of an executed signature page of this Agreement by customary means of electronic submission (e.g., .pdf) shall be deemed binding for all purposes hereof, without delivery of an original signature page being thereafter required. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the Parties, notwithstanding that all the Parties are not signatories to the original or the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SELLER:

DESIGN SPACE MODULAR BUILDINGS PNW, LP

By:	/s/ Paul McShane
Name:	Paul McShane
Title:	President

BUYER:

MCGRATH RENTCORP

By:	/s/ Joseph Hanna
Name:	Joseph Hanna
Title:	Chief Executive Officer